EXHIBIT 10.1


                            $1,000,000,000

                                364-DAY
                           CREDIT AGREEMENT

                              dated as of

                             April 1, 1998

                                 among

                           IMC Global Inc.,

                       The Banks Listed Herein,

                         Royal Bank of Canada,
                        as Documentation Agent,

            The Chase Manhattan Bank and NationsBank, N.A.,
                       as Co-Syndication Agents,

                           Bank of Montreal,
                        as Administrative Agent

                                  and

              Morgan Guaranty Trust Company of New York,
                       as Senior Managing Agent




                     J.P. Morgan Securities Inc.,
                               Arranger

                        Chase Securities Inc.,
                NationsBanc Montgomery Securities LLC,
                       Royal Bank of Canada and
                           Bank of Montreal,
                            as Co-Arrangers
                  TABLE OF CONTENTS


                                                   Page

                         ARTICLE 1 Definitions


Section 1.01.  Definitions                                      1
Section 1.02.  Accounting Terms and Determinations             14
Section 1.03.  Types of Borrowings                             14

                         ARTICLE 2 The Credits


Section 2.01.  Commitments to Lend                             15
Section 2.02.  Notice of Committed Borrowings                  15
Section 2.03.  Bid Rate Borrowings                             16
Section 2.04.  Notice to Banks; Funding of Loans               20
Section 2.05.  Registry; Notes                                 21
Section 2.06.  Maturity of Loans                               21
Section 2.07.  Interest Rates                                  21
Section 2.08.  Facility Fees                                   23
Section 2.09.  Optional Termination or Reduction of Commitments23
Section 2.10.  Method of Electing Interest Rates               23
Section 2.11.  Scheduled Termination of Commitments            25
Section 2.12.  Optional Prepayments                            25
Section 2.13.  General Provisions as to Payments               26
Section 2.14.  Funding Losses                                  26
Section 2.15.  Computation of Interest and Fees                27
Section 2.16.  Regulation D Compensation                       27
Section 2.17.  Foreign Costs                                   28

                         ARTICLE 3 Conditions


Section 3.01.  Effectiveness                                   28
Section 3.02.  Borrowings                                      30
Section 3.03.  First Borrowing by Each Eligible Subsidiary     30

               ARTICLE 4 Representations and Warranties


Section 4.01.  Corporate Existence and Power                   31
Section 4.02.  Corporate and Governmental Authorization; No
     Contravention                                             31
Section 4.03.  Binding Effect                                  31
Section 4.04.  Financial Information                           32
Section 4.05.  Litigation                                      32
Section 4.06.  Compliance with Laws                            32
Section 4.07.  Environmental Matters                           33
Section 4.08.  Taxes                                           33
Section 4.09.  Subsidiaries                                    33
Section 4.10.  Regulatory Restrictions on Borrowing            34
Section 4.11.  Full Disclosure                                 34

                          ARTICLE 5 Covenants


Section 5.01.  Information                                     34
Section 5.02.  Payment of Obligations                          37
Section 5.03.  Maintenance of Property; Insurance              37
Section 5.04.  Conduct of Business and Maintenance of Existence37
Section 5.05.  Compliance with Laws                            38
Section 5.06.  Inspection of Property, Books and Records       38
Section 5.07.  Mergers and Sales of Assets                     38
Section 5.08.  Use of Proceeds                                 39
Section 5.09.  Negative Pledge                                 39
Section 5.10.  Debt of Subsidiaries                            40
Section 5.11.  Transactions with Affiliates                    40
Section 5.12.  Leverage Ratio                                  41

                          ARTICLE 6 Defaults


Section 6.01.  Events of Default                               41
Section 6.02.  Notice of Default                               44

                  ARTICLE 7 The Senior Managing Agent


Section 7.01.  Appointment and Authorization                   44
Section 7.02.  Senior Managing Agent and Affiliates            45
Section 7.03.  Action by Senior Managing Agent                 45
Section 7.04.  Consultation with Experts                       45
Section 7.05.  Liability of Senior Managing Agent              45
Section 7.06.  Indemnification                                 46
Section 7.07.  Credit Decision                                 46
Section 7.08.  Successor Senior Managing Agent                 46
Section 7.09.  Agents' Fees                                    47
Section 7.10.  Other Agents                                    47

                   ARTICLE 8 Change in Circumstances


Section 8.01.  Basis for Determining Interest Rate Inadequate or
     Unfair                                                    47
Section 8.02.  Illegality                                      48
Section 8.03.  Increased Cost and Reduced Return               48
Section 8.04.  Taxes                                           50
Section 8.05.  Base Rate Loans Substituted for Affected Fixed Rate
     Loans                                                     52
Section 8.06.  Substitution of Bank                            53

   ARTICLE 9 Representations and Warranties of Eligible Subsidiaries


Section 9.01.  Corporate Existence and Power                   54
Section 9.02.  Corporate and Governmental Authorization;
     Contravention                                             54
Section 9.03.  Binding Effect                                  54
Section 9.04.  Taxes                                           54

                          ARTICLE 10 Guaranty


Section 10.01.  The Guaranty                                   54
Section 10.02.  Guaranty Unconditional                         55
Section 10.03.  Discharge Only Upon Payment In Full;
                  Reinstatement In Certain Circumstances       56
Section 10.04.  Waiver by the Company                          56
Section 10.05.  Subrogation                                    56
Section 10.06.  Stay of Acceleration                           56

                       ARTICLE 11 Miscellaneous


Section 11.01.  Notices                                        57
Section 11.02.  No Waivers                                     57
Section 11.03.  Expenses; Indemnification                      57
Section 11.04.  Sharing of Set-offs                            58
Section 11.05.  Amendments and Waivers                         58
Section 11.06.  Successors and Assigns                         59
Section 11.07.  Collateral                                     61
Section 11.08.  Confidentiality                                61
Section 11.09.  Governing Law; Submission to Jurisdiction      61
Section 11.10.  Counterparts; Integration                      61
Section 11.11.  Waiver of Jury Trial                           62




PRICING SCHEDULE

EXHIBIT A -    Note
EXHIBIT B -Form of Bid Rate Quote Request
EXHIBIT C -    Form of Invitation for Bid Rate Quotes
EXHIBIT D -    Form of Bid Rate Quote
EXHIBIT E-1 -  Opinion of Special Counsel for the Company
EXHIBIT E-2 -   Opinion of General Counsel of the Company
EXHIBIT F -Opinion of Davis Polk & Wardwell, Special Counsel for the
           Administrative Agent
EXHIBIT G -Assignment and Assumption Agreement
EXHIBIT H -    Form of Election to Participate
EXHIBIT I  -   Form of Election to Terminate
EXHIBIT J  -    Matters to be covered in Opinion of Counsel for
           Eligible Subsidiary
EXHIBIT K -Form of Notice of Borrowing
EXHIBIT L -Form of Notice of Interest Rate Election

                       364-DAY
                   CREDIT AGREEMENT

     364-DAY CREDIT AGREEMENT dated as of April 1, 1998 among IMC GLOBAL INC., the BANKS, MANAGING AGENTS and CO-AGENTS listed on the signature pages hereof, ROYAL BANK OF CANADA, as Documentation Agent, THE CHASE MANHATTAN BANK and NATIONSBANK, N.A., as Co-Syndication Agents, BANK OF MONTREAL, as Administrative Agent, and MORGAN GUARANTY TRUST COMPANY OF NEW YORK, as Senior Managing Agent.

     The parties hereto agree as follows:

                               ARTICLE 1

                              Definitions

     Section 1.1. Definitions. The following terms, as used herein, have the following meanings:

     "Acquisition" means an acquisition by the Company or any of its Consolidated Subsidiaries of a company, a division, a location or a line of business or of all or substantially all of the assets of any of the foregoing.

     "Administrative Agent" means Bank of Montreal in its capacity as administrative agent for the Banks hereunder, and its successors in such capacity.

     "Administrative Questionnaire" means, with respect to each Bank, the administrative questionnaire in the form submitted to such Bank by the Senior Managing Agent and submitted to the Senior Managing Agent (with a copy to the Company) duly completed by such Bank.

     "Affiliate" means (i) any Person that directly, or indirectly through one or more intermediaries, controls the Company (a "Controlling Person") or (ii) any Person (other than the Company or a Subsidiary) which is controlled by or is under common control with a Controlling Person. As used herein, the term "control" means possession, directly or indirectly, of the power to vote 10% or more of any class of voting securities of a Person or to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

     "Agent" means any one of the Senior Managing Agent, the Administrative Agent, the Documentation Agent or the Co-Syndication Agents, and "Agents" means any two or more of the foregoing.

     "Agrico" means IMC-Agrico Company, a Delaware general partnership, and its successors.

     "Applicable Lending Office" means, with respect to any Bank, (i) in the case of its Domestic Loans, its Domestic Lending Office, (ii) in the case of its Euro-Dollar Loans, its Euro-Dollar Lending Office and
(iii) in the case of its Bid Rate Loans, its Bid Rate Lending Office.

     "Approved Officer" means the president, the chief financial officer, the acting chief financial officer, the treasurer, a vice president, an assistant treasurer or the controller of the Company or such other representative of the Company as may be designated by any one of the foregoing with the consent of the Senior Managing Agent.

     "Assignee" has the meaning set forth in Section 11.06(c).

     "Bank" means each bank or other financial institution listed on the signature pages hereof, each Assignee which becomes a Bank pursuant to Section 11.06(c) and their respective successors.

     "Base Rate" means, for any day, a rate per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of 1/2 of 1% plus the Federal Funds Rate for such day.

     "Base Rate Loan" means a Committed Loan which bears interest at the Base Rate pursuant to the applicable Notice of Committed Borrowing or Notice of Interest Rate Election or the provisions of Article 8.

     "Benefit Arrangement" means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

     "Bid Rate (General)" has the meaning set forth in Section 2.03(d).

     "Bid Rate (General) Auction" means a solicitation of Bid Rate Quotes setting forth Bid Rates (General) pursuant to Section 2.03.

     "Bid Rate (General) Loan" means a loan made or to be made by a Bank pursuant to a Bid Rate (General) Auction.

     "Bid Rate (Indexed) Auction" means a solicitation of Bid Rate Quotes setting forth Bid Rate (Indexed) Margins based on the London Interbank Offered Rate pursuant to Section 2.03.

     "Bid Rate (Indexed) Loan" means a loan made or to be made by a Bank pursuant to a Bid Rate (Indexed) Auction (including such a loan bearing interest at the Base Rate pursuant to Section 8.01(a)).

     "Bid Rate (Indexed) Margin" has the meaning set forth in Section
2.03(d).

     "Bid Rate Lending Office" means, as to each Bank, its Domestic Lending Office or such other office, branch or affiliate of such Bank as it may hereafter designate as its Bid Rate Lending Office by notice to the Company and the Senior Managing Agent; provided that any Bank may from time to time by notice to the Company and the Senior Managing Agent designate separate Bid Rate Lending Offices for its Bid Rate (Indexed) Loans, on the one hand, and its Bid Rate (General) Loans, on the other hand, in which case all references herein to the Bid Rate Lending Office of such Bank shall be deemed to refer to either or both of such offices, as the context may require.

     "Bid Rate Loan" means a Bid Rate (Indexed) Loan or a Bid Rate
(General) Loan.

     "Bid Rate Quote" means an offer by a Bank to make a Bid Rate Loan in accordance with Section 2.03.

     "Borrower" means the Company or any Eligible Subsidiary, as the context may require, and their respective successors, and "Borrowers" means all of the foregoing. References to "the Borrower" in connection with any Loan are to the Borrower to which such Loan is or is to be made. As the context may permit, the terms "Borrower" and "Borrowers" include the Company in its capacity as guarantor of the obligations of the other Borrowers hereunder.

     "Borrowing" has the meaning set forth in Section 1.03.

     "Co-Agent" means each Bank designated as a Co-Agent on the signature pages hereof, in its capacity as co-agent in respect of this Agreement.

     "Commitment" means (i) with respect to each Bank listed on the signature pages hereof, the amount set forth opposite the name of such Bank on the signature pages hereof, and (ii) with respect to each Assignee or substitute financial institution which becomes a Bank pursuant to Section 11.06(c), the amount of the Commitment thereby assumed by it, in each case as such amount may from time to time be reduced pursuant to Section 2.09 or 11.06(c) or increased pursuant to
Section 11.06(c).

     "Committed Loan" means a Loan made by a Bank pursuant to Section 2.01; provided that, if any loan or loans (or portions thereof) are combined or subdivided pursuant to a Notice of Interest Rate Election, the term "Committed Loan" shall refer to the combined principal amount resulting from such combination or to each of the separate principal amounts resulting from such subdivision, as the case may be.

     "Company" means IMC Global Inc., a Delaware corporation, and its successors.

     "Consolidated Net Worth" means at any date the consolidated shareholders' equity of the Company and its Consolidated Subsidiaries determined as of such date (other than any amount attributable to stock which is required to be redeemed or is redeemable at the option of the holder, if certain events or conditions occur or exist or otherwise).

     "Consolidated Subsidiary" means, for any Person, at any date any Subsidiary or other entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements if such statements were prepared as of such date; unless otherwise specified "Consolidated Subsidiary" means a Consolidated Subsidiary of the Company.

     "Co-Syndication Agent" means each of The Chase Manhattan Bank and NationsBank, N.A. in its capacity as a co-syndication agent in respect of this Agreement.

     "Debt" of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable and similar items arising in the ordinary course of business, (iv) all obligations of such Person as lessee which are capitalized in accordance with generally accepted accounting principles, (v) all non-contingent obligations (and, for purposes of Section 5.09 and the definition of Material Financial Obligations, all contingent obligations) of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument,
(vi) all Debt secured by a Lien on any asset of such Person, whether or not such Debt is otherwise an obligation of such Person, provided that the amount of such Debt treated as Debt of such Person solely pursuant to this clause (vi) shall not exceed the greater of the book value or the fair market value of the collateral, and (vii) all Debt of others Guaranteed by such Person. For purposes of clause (v) above, a reimbursement obligation in respect of a letter of credit or similar instrument is contingent unless and until there shall have been a drawing under such letter of credit or instrument.

     "Default" means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

     "Derivatives Obligations" of any Person means all obligations of such Person in respect of any rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions.

     "Documentation Agent" means Royal Bank of Canada in its capacity as documentation agent in respect of this Agreement.

     "Domestic Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in New York City or Chicago are authorized by law to close.

     "Domestic Lending Office" means, as to each Bank, its office located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending Office) or such other office as such Bank may hereafter designate as its Domestic Lending Office by notice to the Company and the Senior Managing Agent.

     "Effective Date" means the date this Agreement becomes effective in accordance with Section 3.01.

     "Election to Participate" means an Election to Participate substantially in the form of Exhibit H hereto.

     "Election to Terminate" means an Election to Terminate substantially in the form of Exhibit I hereto.

     "Eligible Subsidiary" means any Substantially-Owned Consolidated Subsidiary of the Company as to which an Election to Participate shall have been delivered to the Senior Managing Agent and as to which an Election to Terminate shall not have been delivered to the Senior Managing Agent. Each such Election to Participate and Election to Terminate shall be duly executed on behalf of such Consolidated Subsidiary and the Company in such number of copies as the Senior Managing Agent may request. The delivery of an Election to Terminate shall not affect any obligation of an Eligible Subsidiary theretofore incurred. The Senior Managing Agent shall promptly give notice to the Banks of the receipt of any Election to Participate or Election to Terminate.

     "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

     "ERISA Group" means the Company, any Subsidiary and all members of a controlled group of corporations and all trades or businesses
(whether or not incorporated) under common control which, together with the Company or any Subsidiary, are treated as a single employer under
Section 414 of the Internal Revenue Code.

     "Euro-Dollar Business Day" means any Domestic Business Day on which commercial banks are open for international business (including dealings in dollar deposits) in London.

     "Euro-Dollar Lending Office" means, as to each Bank, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Euro-Dollar Lending Office) or such other office, branch or affiliate of such Bank as it may hereafter designate as its Euro-Dollar Lending Office by notice to the Company and the Senior Managing Agent.

     "Euro-Dollar Loan" means a Committed Loan which bears interest at a Euro-Dollar Rate pursuant to the applicable Notice of Committed
Borrowing or Notice of Interest Rate Election.

     "Euro-Dollar Margin" means a rate per annum determined in accordance with the Pricing Schedule.

     "Euro-Dollar Rate" means a rate of interest determined pursuant to
Section 2.07(b) on the basis of a London Interbank Offered Rate.

     "Euro-Dollar Reference Banks" means the principal London offices of Morgan Guaranty Trust Company of New York, Royal Bank of Canada, The Chase Manhattan Bank and NationsBank, N.A.

     "Euro-Dollar Reserve Percentage" has the meaning set forth in
Section 2.16.

     "Event of Default" has the meaning set forth in Section 6.01.

     "Existing Credit Agreements" means, collectively, (i) that certain Five-Year Credit Agreement, dated as of December 15, 1997 among the Company, the Banks, Managing Agents and Co-Agents party thereto, Royal Bank of Canada, as Documentation Agent, The Chase Manhattan Bank and NationsBank, N.A., as Co-Syndication Agents and Morgan Guaranty Trust Company of New York, as Administrative Agent and the transactions contemplated thereby and (ii) that certain 364-Day Credit Agreement, dated as of December 15, 1997 among the Company, the Banks, Managing Agents and Co-Agents parties thereto, Royal Bank of Canada, as Documentation Agent, The Chase Manhattan Bank and NationsBank, N.A., as Co-Syndication Agents and Morgan Guaranty Trust Company of New York, as Administrative Agent and the transactions contemplated thereby.

     "Existing Harris Debt" means Debt of Harris Chemical North
America, Inc., Delaware corporation, under its outstanding $250,000,000 10.25% Senior Secured Discount Notes and its outstanding $335,000,000 10.75% Senior Subordinated Notes.

     "Federal Funds Rate" means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day, provided that (i) if such day is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day, and (ii) if no such rate is so published on such next succeeding Domestic Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Morgan Guaranty Trust Company of New York (or its successor as Senior Managing Agent) on such day on such transactions as determined by the Senior Managing Agent.

     "Fixed Rate Loans" means Euro-Dollar Loans or Bid Rate Loans
(excluding Bid Rate (Indexed) Loans bearing interest at the Base Rate) or any combination of the foregoing.

     "FRP" means Freeport-McMoRan Resource Partners, L.P., a Delaware limited partnership, and its successors.

     "FTX" means Freeport-McMoRan Inc., a Delaware corporation.

     "Group of Loans" means at any time a group of Loans consisting of
(i) all Loans to a single Borrower which are Base Rate Loans at such time or (ii) all Euro-Dollar Loans to a single Borrower having the same Interest Period at such time, provided that, if a Committed Loan of any particular Bank is converted to or made as a Base Rate Loan pursuant to Article 8, such Loan shall be included in the same Group or Groups of Loans from time to time as it would have been if it had not been so converted or made.

     "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person, provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

     "Harris Chemical Acquisition" means, collectively, the merger of Harris Chemical Group with and into IMC Merger Sub Inc., a wholly-owned Subsidiary of the Company, with Harris Chemical Group as the successor thereto, expected to be consummated on or about March 31, 1998 pursuant to that certain Agreement and Plan of Merger, dated December 11, 1997, by and among the Company, IMC Merger Sub Inc. and Harris Chemical Group (the "Harris Acquisition Agreement"), and the acquisition, directly or indirectly, by the Company of all of the outstanding shares of Harris Chemical Australia Pty Limited pursuant to the Sale and Purchase Agreement made as of December 11, 1997 among Prudential Asset Management Asia Limited, DGHA Persons and Trusts named therein, Search Investment NV, Harris Chemical Australia Pty Limited, Marsupial L.L.C., Marsupial-II L.L.C., Soda Ash (L) BHD, Manager Shareholders named therein and the Company (the "Harris Australia Acquisition Agreement" and, together with the Harris Acquisition Agreement, the "Harris Chemical Acquisition Agreement").

     "Harris Chemical Group" means Harris Chemical Group, Inc., a
Delaware corporation.

     "Indemnitee" has the meaning set forth in Section 11.03(b).

     "Interest Period" means: (1) with respect to each Euro-Dollar Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing or on the date specified in an applicable Notice of Interest Rate Election and ending one, two, three or six, or, if deposits of a corresponding maturity are available to each Bank in the London interbank market, nine or twelve, months thereafter, as the Borrower may elect in such notice; provided that:

        (a) any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day;

        (b) any Interest Period which begins on the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Euro-Dollar
     Business Day of a calendar month; and

        (c) any Interest Period commencing prior to the Syndication Date shall end one week thereafter;

   (2) with respect to each Bid Rate (Indexed) Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing and ending such number of months thereafter (but not less than one month) as the Borrower may elect in accordance with Section 2.03; provided that:

        (a) any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day; and

        (b) any Interest Period which begins on the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Euro-Dollar
     Business Day of a calendar month; and

   (3) with respect to each Bid Rate (General) Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing and ending such number of days thereafter (but not less than 7 days) as the Borrower may elect in accordance with Section 2.03; provided that any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day; and

provided further that any Interest Period which would otherwise end after the Termination Date shall end on the Termination Date.

     "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended, or any successor statute.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge or security interest, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset. For the purposes of this Agreement, the Company or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

     "Loan" means a Committed Loan or a Bid Rate Loan and "Loans" means Committed Loans or Bid Rate Loans or any combination of the foregoing.

     "London Interbank Offered Rate" has the meaning set forth in
Section 2.07(b).

     "Managing Agent" means each Bank designated as a Managing Agent on the signature pages hereof, in its capacity as managing agent in respect of this Agreement.

     "Material Adverse Effect" means (i) a material adverse effect on the business, financial position or results of operations of the Company and its Consolidated Subsidiaries, considered as a whole, or
(ii) an adverse effect on the rights and obligations of the Banks and the Agents hereunder and under the Notes which a Bank could reasonably deem material.

     "Material Financial Obligations" means a principal or face amount of Debt and/or payment or collateralization obligations in respect of Derivatives Obligations of the Company and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions, exceeding in the aggregate $100,000,000.

     "Material Plan" means at any time a Plan or Plans having aggregate Unfunded Liabilities in excess of $100,000,000.

     "Material Subsidiary" means, at any date, (i) any Subsidiary having (x) at least 5% of the total consolidated assets of the Company and its Consolidated Subsidiaries (determined as of the last day of the fiscal quarter of such Person most recently ended on or prior to such date) or (y) at least 5% of Consolidated EBITDA (as defined in Section 5.12) for the four consecutive fiscal quarters most recently ended on or prior to such date or (ii) collectively, any one or more Subsidiaries having (x) at least 10% of the total consolidated assets of the Company and its Consolidated Subsidiaries (determined as of the last day of the fiscal quarter of such Persons most recently ended on or prior to such date) or (y) at least 10% of Consolidated EBITDA for the four consecutive fiscal quarters most recently ended on or prior to such date.

     "Moody's" means Moody's Investors Service, Inc.

     "Multiemployer Plan" means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group either (i) is then making or accruing an obligation to make contributions or (ii) has within the preceding five plan years made contributions, including for these purposes any Person which was at the time such contribution was made a member of the ERISA Group.

     "Notes" means promissory notes of the Borrower, in the form required by Section 2.05, evidencing the obligation of the Borrower to repay the Loans, and "Note" means any one of such promissory notes issued hereunder.

     "Notice of Borrowing" means a Notice of Committed Borrowing (as defined in Section 2.02) or a Notice of Bid Rate Borrowing (as defined in Section 2.03(f)), in either case in substantially the form of Exhibit K.

     "Notice of Interest Rate Election" has the meaning set forth in
Section 2.10(a).

     "Parent" means, with respect to any Bank, any Person controlling such Bank.

     "Participant" has the meaning set forth in Section 11.06(b).

     "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

     "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     "Plan" means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

     "Pricing Schedule" means the schedule annexed hereto denominated as such.

     "Prime Rate" means the rate of interest publicly announced by Morgan Guaranty Trust Company of New York in New York City from time to time as its Prime Rate. Each change in the Prime Rate shall be effective from and including the day such change is publicly announced.

     "Quarterly Payment Date" means the last Domestic Business Day of each March, June, September and December.

     "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

     "Required Banks" means at any time Banks having more than 50% of the aggregate amount of the Commitments or, if the Commitments shall have been terminated, holding more than 50% of the aggregate unpaid principal amount of the Loans.

     "Revolving Credit Period" means the period from and including the Effective Date to but not including the Termination Date.

     "S&P" means Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc.

     "Senior Managing Agent" means Morgan Guaranty Trust Company of New York in its capacity as senior managing agent for the Banks hereunder, and its successors in such capacity.

     "Series E Preferred Stock" means the shares of preferred stock of the Vigoro Corporation, a Delaware corporation and wholly-owned
Subsidiary of the Company, par value $100 per share, designated Series
E.

     "Subsidiary" means, as to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person; unless otherwise specified, "Subsidiary" means a Subsidiary of the Company.

     "Substantial Assets" means assets sold or otherwise disposed of in a single transaction or a series of related transactions representing 25% or more of the consolidated assets of the Company and its Consolidated Subsidiaries, taken as a whole.

     "Substantially-Owned Consolidated Subsidiary" means any
Consolidated Subsidiary at least 80% of the Voting Stock of which is at the time directly or indirectly owned by the Company; provided that Agrico shall be deemed a Substantially-Owned Consolidated Subsidiary for so long as it is a Consolidated Subsidiary.

     "Syndication Date" means the earlier of (i) April 30, 1998 and
(ii) the date on which the Senior Managing Agent shall have informed the Company that the syndication contemplated by the letter agreement dated March 4, 1998 signed by the Company, the Agents, the Arranger and the Co-Arrangers has been completed.

     "Termination Date" means March 31, 1999 or, if such day is not a Euro-Dollar Business Day, the next preceding Euro-Dollar Business Day.

     "United States" means the United States of America, including the States and the District of Columbia, but excluding its territories and possessions.

     "Unfunded Liabilities" means, with respect to any Plan at any time, the amount (if any) by which (i) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA (or other applicable standard), exceeds (ii) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

     "Voting Stock" means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

     Section 1.2. Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent in all material respects (except for changes concurred in by the Company's independent public accountants) with the most recent audited consolidated financial statements of the Company and its Consolidated Subsidiaries delivered to the Banks; provided that, if the Company notifies the Senior Managing Agent that the Company wishes to amend any covenant in Article 5 to eliminate the effect of any change in generally accepted accounting principles on the operation of such covenant (or if the Senior Managing Agent notifies the Company that the Required Banks wish to amend Article 5 for such purpose), then the Company's compliance with such covenant shall be determined on the basis of generally accepted accounting principles in effect immediately before the relevant change in generally accepted accounting principles became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Company and the Required Banks, and the parties hereto agree to enter into negotiations in good faith in order to amend such provisions in a credit-neutral manner so as to reflect equitably such changes with the desired result that the criteria for evaluating the financial condition and performance of the Company and its Consolidated Subsidiaries shall be the same after such changes as if such changes had not been made.

     Section 1.3. Types of Borrowings. The term "Borrowing" denotes the aggregation of Loans of one or more Banks to be made to a single Borrower pursuant to Article 2 on a single date and for a single Interest Period. Borrowings are classified for purposes of this Agreement either by reference to the pricing of Loans comprising such Borrowing (e.g., a "Fixed Rate Borrowing" is a Euro-Dollar Borrowing or a Bid Rate Borrowing (excluding any such Borrowing consisting of Bid Rate (Indexed) Loans bearing interest at the Base Rate), and a "Euro-Dollar Borrowing" is a Borrowing comprised of Euro-Dollar Loans) or by reference to the provisions of Article 2 under which participation therein is determined (i.e., a "Committed Borrowing" is a Borrowing under Section 2.01 in which all Banks participate in proportion to their Commitments, while a "Bid Rate Borrowing" is a Borrowing under
Section 2.03 in which the Bank participants are determined on the basis of their bids in accordance therewith).



                               ARTICLE 2

                              The Credits

     Section 2.1. Commitments to Lend. During the Revolving Credit Period, each Bank severally agrees, on the terms and conditions set forth in this Agreement, to make loans to any Borrower pursuant to this Section from time to time in amounts such that the aggregate principal amount of Committed Loans by such Bank at any one time outstanding to all Borrowers shall not exceed the amount of its Commitment. Each Borrowing under this Section shall be in an aggregate principal amount of $10,000,000 or any larger multiple of $1,000,000 (except that any such Borrowing may be in the aggregate amount available in accordance with Section 3.02(b)) and shall be made from the several Banks ratably in proportion to their respective Commitments. Within the foregoing limits, any Borrower may borrow under this Section, repay or, to the extent permitted by Section 2.12, prepay Loans and reborrow at any time during the Revolving Credit Period under this Section.

     Section 2.2. Notice of Committed Borrowings. The Borrower shall give the Senior Managing Agent notice (a "Notice of Committed
Borrowing") not later than 11:00 A.M. (New York City time) on (x) the date of each Base Rate Borrowing and (y) the third Euro-Dollar Business Day before each Euro-Dollar Borrowing, specifying:

        (a) the date of such Borrowing, which shall be a Domestic Business Day in the case of a Base Rate Borrowing or a Euro-Dollar Business Day in the case of a Euro-Dollar Borrowing,

        (b)  the aggregate amount of such Borrowing,

        (c) whether the Loans comprising such Borrowing are to bear interest initially at the Base Rate or a Euro-Dollar Rate; and,

        (d) in the case of a Euro-Dollar Borrowing, the duration of the initial Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

     Section 2.3. Bid Rate Borrowings. (a) The Bid Rate Option. In addition to Committed Borrowings pursuant to Section 2.01, any Borrower may, as set forth in this Section, request the Banks to make offers to make Bid Rate Loans to the Borrower. The Banks may, but shall have no obligation to, make such offers and the Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in this Section.

   (b) Bid Rate Quote Request. When a Borrower wishes to request offers to make Bid Rate Loans under this Section, it shall transmit to the Senior Managing Agent by telex or facsimile transmission a Bid Rate Quote Request substantially in the form of Exhibit B hereto so as to be received no later than 11:00 A.M. (New York City time) on (x) the fifth Euro-Dollar Business Day prior to the date of Borrowing proposed therein, in the case of a Bid Rate (Indexed) Auction or (y) the Domestic Business Day next preceding the date of Borrowing proposed therein, in the case of a Bid Rate (General) Auction (or, in either case, such other time or date as the Borrower and the Senior Managing Agent shall have mutually agreed and shall have notified to the Banks not later than the date of the Bid Rate Quote Request for the first Bid Rate (Indexed) Auction or Bid Rate (General) Auction for which such change is to be effective) specifying:

        (i) the proposed date of Borrowing, which shall be a Euro-Dollar Business Day,

       (ii) the aggregate amount of such Borrowing, which shall be $10,000,000 or a larger multiple of $1,000,000,

      (iii) the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period, and

       (iv) whether the Bid Rate Quotes requested are to set forth a Bid Rate (Indexed) Margin or a Bid Rate (General).

The Borrower may request offers to make Bid Rate Loans for more than one Interest Period in a single Bid Rate Quote Request.

   (c) Invitation for Bid Rate Quotes. Promptly upon receipt of a Bid Rate Quote Request, the Senior Managing Agent shall send to the Banks by telex or facsimile transmission an Invitation for Bid Rate Quotes substantially in the form of Exhibit C hereto, which shall constitute an invitation by the Borrower to each Bank to submit Bid Rate Quotes offering to make the Bid Rate Loans to which such Bid Rate Quote Request relates in accordance with this Section.

   (d) Submission and Contents of Bid Rate Quotes. (i) Each Bank may submit a Bid Rate Quote containing an offer or offers to make Bid Rate Loans in response to any Invitation for Bid Rate Quotes. Each Bid Rate Quote must comply with the requirements of this subsection (d) and must be submitted to the Senior Managing Agent by telex or facsimile transmission at its offices specified in or pursuant to Section 11.01 not later than (x) 2:00 P.M. (New York City time) on the fourth Euro-Dollar Business Day prior to the proposed date of Borrowing, in the case of a Bid Rate (Indexed) Auction or (y) 10:00 A.M. (New York City time) on the proposed date of Borrowing, in the case of a Bid Rate (General) Auction (or, in either case, such other time or date as the Borrower and the Senior Managing Agent shall have mutually agreed and shall have notified to the Banks not later than the date of the Bid Rate Quote Request for the first Bid Rate (Indexed) Auction or Bid Rate (General) Auction for which such change is to be effective); provided that Bid Rate Quotes submitted by the Senior Managing Agent (or any affiliate of the Senior Managing Agent) in the capacity of a Bank may be submitted, and may only be submitted, if the Senior Managing Agent or such affiliate notifies the Borrower of the terms of the offer or offers contained therein not later than (x) 1:00 P.M. (New York City time) on the fourth Euro-Dollar Business Day prior to the proposed date of Borrowing, in the case of a Bid Rate (Indexed) Auction or (y) 9:45 A.M. (New York City time) on the proposed date of Borrowing, in the
case of an Bid Rate (General) Auctions.   Subject to Articles 3 and 6,
any Bid Rate Quote so made shall be irrevocable except with the written consent of the Senior Managing Agent given on the instructions of the Borrower.

  (ii) Each Bid Rate Quote shall be in substantially the form of Exhibit D hereto and shall in any case specify:

             (A)  the proposed date of Borrowing,

             (B) the principal amount of the Bid Rate Loan for which each such offer is being made, which principal amount (w) may be greater than or less than the Commitment of the quoting Bank, (x) must be $5,000,000 or a larger multiple of $1,000,000 and (y) may not exceed the principal amount of Bid Rate Loans for each Interest Period for which offers were requested and (z) may be subject to an aggregate limitation as to the principal amount of Bid Rate Loans for which offers being made by such quoting Bank may be accepted,

             (C) in the case of a Bid Rate (Indexed) Auction, the margin above or below the applicable London Interbank Offered Rate (the "Bid Rate (Indexed) Margin") offered for each such Bid Rate Loan, expressed as a percentage (specified to the nearest 1/10,000th of 1%) to be added to or subtracted from such base rate,

             (D) in the case of a Bid Rate (General) Auction, the rate of interest per annum (specified to the nearest 1/10,000th of 1%) (the "Bid Rate (General)") offered for each such Bid Rate Loan, and

             (E)  the identity of the quoting Bank.

A Bid Rate Quote may set forth up to five separate offers by the quoting Bank with respect to each Interest Period specified in the related Invitation for Bid Rate Quotes.


 (iii)  Any Bid Rate Quote shall be disregarded if:

             (A) it is not substantially in conformity with Exhibit D hereto or does not specify all of the information required by subsection 2.03(d)(ii);

             (B) it contains qualifying, conditional or similar language beyond that contemplated by Exhibit D (other than a qualification or condition as to minimum amount);

             (C) it proposes terms other than or in addition to those set forth in the applicable Invitation for Bid Rate Quotes; or

             (D)  it arrives after the time set forth in subsection
          2.03(d)(i).

   (e) Notice to Borrower. The Senior Managing Agent shall promptly but in no event later than (i) 5:00 P.M. (New York City time) on the fourth Euro-Dollar Business Day prior to the proposed date of Borrowing, in the case of a Bid Rate (Indexed) Auction or (ii) 10:30 A.M. (New York City time) on the proposed date of Borrowing, in the case of a Bid Rate (General) Auction (or, in either case such other time or date as the Borrower and the Senior Managing Agent shall have mutually agreed and shall have notified to the Banks not later than the date of the Bid Rate Quote Request for the first Bid Rate (Indexed) Auction or Bid Rate (General) Auction for which such change is to be effective) notify the Borrower of the terms (x) of any Bid Rate Quote submitted by a Bank that is in accordance with subsection (d) and (y) of any Bid Rate Quote that amends, modifies or is otherwise inconsistent with a previous Bid Rate Quote submitted by such Bank with respect to the same Bid Rate Quote Request. Any such subsequent Quote shall be disregarded by the Senior Managing Agent unless such subsequent Quote is submitted solely to correct a manifest error in such former Quote. The Senior Managing Agent's notice to the Borrower shall specify (A) the aggregate principal amount of Loans for which offers have been received for each Interest Period specified in the related Bid Rate Quote Request, (B) the respective principal amounts and Bid Rate (Indexed) Margins or Bid Rate (General) Rates, as the case may be, so offered and (C) if applicable, limitations on the aggregate principal amount of Bid Rate Loans for which offers in any single Bid Rate Quote may be accepted.

   (f) Acceptance and Notice by Borrower. Not later than 11:00 A.M. (New York City time) on (x) the third Euro-Dollar Business Day prior to the proposed date of Borrowing, in the case of a Bid Rate (Indexed) Auction or (y) the proposed date of Borrowing, in the case of an Bid Rate (General) Auction (or, in either case, such other time or date as the Borrower and the Senior Managing Agent shall have mutually agreed and shall have notified to the Banks not later than the date of the Bid Rate Quote Request for the first Bid Rate (Indexed) Auction or Bid Rate (General) Auction for which such change is to be effective), the Borrower shall notify the Senior Managing Agent of its acceptance or non-acceptance of the offers so notified to it pursuant to subsection
(e). In the case of acceptance, such notice (a "Notice of Bid Rate Borrowing") shall specify the aggregate principal amount of offers for each Interest Period that are accepted. The Borrower may accept any Bid Rate Quote in whole or in part; provided that:

        (i) the aggregate principal amount of each Bid Rate Borrowing may not exceed the applicable amount set forth in the related Bid Rate Quote Request,

       (ii) the principal amount of each Bid Rate Borrowing must be $10,000,000 or a larger multiple of $1,000,000, and

      (iii) acceptance of offers may only be made on the basis of ascending Bid Rate (Indexed) Margin or Bid Rates (General), as the case may be.

   (g) Allocation by Senior Managing Agent. If offers are made by two or more Banks with the same Bid Rate (Indexed) Margins or Bid Rate (General), as the case may be, for a greater aggregate principal amount than the amount in respect of which such offers are accepted for the related Interest Period, the principal amount of Bid Rate Loans in respect of which such offers are accepted shall be allocated by the Senior Managing Agent among such Banks as nearly as possible (in multiples of $1,000,000, as the Senior Managing Agent may deem appropriate) in proportion to the aggregate principal amounts of such offers. Determinations by the Senior Managing Agent of the amounts of Bid Rate Loans shall be conclusive in the absence of manifest error.

     Section 2.4. Notice to Banks; Funding of Loans. (a) Upon receipt of a Notice of Borrowing, the Senior Managing Agent shall promptly notify each Bank of the contents thereof and of such Bank's share (if any) of such Borrowing and such Notice of Borrowing shall not thereafter be revocable by the Borrower.

   (b) Not later than 1:00 P.M. (New York City time) on the date of each Borrowing, each Bank participating therein shall (except as provided in subsection (c) of this Section) make available its share of such Borrowing, in Federal or other funds immediately available in New York City, to the Senior Managing Agent at its address specified in or pursuant to Section 11.01. Unless the Senior Managing Agent determines that any applicable condition specified in Article 3 has not been satisfied, the Senior Managing Agent will make the funds so received from the Banks available to the Borrower at the Senior Managing Agent's aforesaid address not later than 2:30 P.M. (New York City time) on the date of such Borrowing.

   (c) Unless the Senior Managing Agent shall have received notice from a Bank prior to the time of any Borrowing that such Bank will not make available to the Senior Managing Agent such Bank's share of such Borrowing, the Senior Managing Agent may assume that such Bank has made such share available to the Senior Managing Agent on the date of such Borrowing in accordance with subsection (b) of this Section 2.04 and the Senior Managing Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have so made such share available to the Senior Managing Agent, such Bank and, if such Bank shall not have made such payment within two Domestic Business Days of demand therefor, the Borrower severally agree to repay to the Senior Managing Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Senior Managing Agent, at (i) in the case of the Borrower, a rate per annum equal to the higher of the Federal Funds Rate and the interest rate applicable thereto pursuant to Section 2.07 and (ii) in the case of such Bank, the Federal Funds Rate. If such Bank shall repay to the Senior Managing Agent such corresponding amount, such amount so repaid shall constitute such Bank's Loan included in such Borrowing for purposes of this Agreement.

   (d) The failure of any Bank to make the Loan to be made by it as part of any Borrowing shall not relieve any other Bank of its obligation, if any, hereunder to make a Loan on the date of such Borrowing, but no Bank shall be responsible for the failure of any other Bank to make a Loan to be made by such other Bank.

     Section 2.5. Registry; Notes. (a) The Senior Managing Agent shall maintain a register (the "Register") on which it will record the Commitment of each Bank, each Loan made by such Bank and each repayment of any Loan made by such Bank. Any such recordation by the Senior Managing Agent on the Register shall be presumptively correct, absent manifest error. Failure to make any such recordation, or any error in such recordation, shall not affect the Borrowers' obligations hereunder.

   (b) Each Borrower hereby agrees that, promptly upon the request of any Bank at any time, such Borrower shall deliver to such Bank a duly executed Note, in substantially the form of Exhibit A hereto, payable to the order of such Bank and representing the obligation of such Borrower to pay the unpaid principal amount of the Loans made to such Borrower by such Bank, with interest as provided herein on the unpaid principal amount from time to time outstanding.

   (c) Each Bank shall record the date, amount and maturity of each Loan made by it and the date and amount of each payment of principal made by the Borrower with respect thereto, and each Bank receiving a Note pursuant to this Section, if such Bank so elects in connection with any transfer or enforcement of any Note, may endorse on the schedule forming a part thereof appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding; provided that the failure of such Bank to make any such recordation or endorsement shall not affect the obligations of the Borrowers hereunder or under the Notes. Such Bank is hereby irrevocably authorized by the Borrowers so to endorse any Note and to attach to and make a part of any Note a continuation of any such schedule as and when required.

     Section 2.6. Maturity of Loans. (a) Each Committed Loan shall mature, and the principal amount thereof shall be due and payable together with accrued and unpaid interest thereon, on the Termination Date.

     (b) Each Bid Rate Loan included in any Bid Rate Borrowing shall mature, and the principal amount thereof shall be due and payable
(together with accrued and unpaid interest thereon), on the last day of the Interest Period applicable to such Borrowing.

     Section 2.7. Interest Rates. (a) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the Base Rate for such day. Such interest shall be payable quarterly in arrears on each Quarterly Payment Date, at maturity and, with respect to the principal amount of any Base Rate Loan converted to a Euro-Dollar Loan, on the date such Base Rate Loan is so converted. Any overdue principal of or overdue interest on any Base Rate Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the Base Rate for such day.

   (b) Each Euro-Dollar Loan shall bear interest on the outstanding principal amount thereof, for each day during each Interest Period applicable thereto, at a rate per annum equal to the sum of the Euro-Dollar Margin for such day plus the London Interbank Offered Rate
applicable to such Interest Period.   Such interest shall be payable
for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof.

     The "London Interbank Offered Rate" applicable to any Interest Period means the average (rounded upward, if necessary, to the next higher 1/16 of 1%) of the respective rates per annum at which deposits in dollars are offered to each of the Euro-Dollar Reference Banks in the London interbank market at approximately 11:00 A.M. (London time) two Euro-Dollar Business Days before the first day of such Interest Period in an amount approximately equal to the principal amount of the Loan of such Euro-Dollar Reference Bank to which such Interest Period is to apply and for a period of time comparable to such Interest Period. If any Euro-Dollar Reference Bank does not furnish a timely quotation, the Senior Managing Agent shall determine the relevant interest rate on the basis of the quotation furnished by the remaining Euro-Dollar Reference Bank or, if none of such quotations is available on a timely basis, the provisions of Section 8.01 shall apply.

   (c) Any overdue principal of or overdue interest on any Euro-Dollar Loan shall bear interest, payable on demand, for each day from and including the date payment thereof was due to but excluding the date of actual payment, at a rate per annum equal to the sum of 2% plus the higher of (i) the sum of the Euro-Dollar Margin for such day plus the London Interbank Offered Rate applicable to such Loan at the date such payment was due and (ii) the Base Rate for such day.

   (d) Subject to Section 8.01(a), each Bid Rate (Indexed) Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of the London Interbank Offered Rate for such Interest Period (determined in accordance with Section 2.07(b) as if each Euro-Dollar Reference Bank were to participate in the related Bid Rate (Indexed) Borrowing ratably in proportion to its Commitment) plus (or minus) the Bid Rate (Indexed) Margin quoted by the Bank making such Loan in accordance with Section 2.03. Each Bid Rate (General) Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the Bid Rate (General) quoted by the Bank making such Loan in accordance with
Section 2.03. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof. Any overdue principal of or overdue interest on any Bid Rate Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the Base Rate for such day.

   (e) The Senior Managing Agent shall determine each interest rate applicable to the Loans hereunder. The Senior Managing Agent shall give prompt notice to the Borrower and the participating Banks of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

     Section 2.8. Facility Fees. (a) The Company shall pay to the Senior Managing Agent for the account of each Bank a facility fee at the Facility Fee Rate (determined daily in accordance with the Pricing Schedule). Such facility fee shall accrue (i) from and including the earlier of the date hereof and the Effective Date to but excluding the date of termination of the Commitments in their entirety, on the daily aggregate amount of the Commitments (whether used or unused) and (ii) from and including such date of termination to but excluding the date the Loans shall be repaid in their entirety, on the daily average aggregate outstanding principal amount of the Loans.

   (b) Accrued fees under this Section shall be payable quarterly in arrears on each Quarterly Payment Date and upon the date of termination of the Commitments in their entirety (and, if later, the date the Loans shall be repaid in their entirety).

      Section 2.9. Optional Termination or Reduction of Commitments. The Company may, upon notice to the Senior Managing Agent not later than 11:00 A.M. (New York City time) on any Domestic Business Day, (i) terminate the Commitments at any time, if no Loans are outstanding at such time (after giving effect to any contemporaneous prepayment of the Loans in accordance with Section 2.12) or (ii) ratably reduce from time to time by an aggregate amount of $25,000,000 or any larger multiple of $1,000,000 the aggregate amount of the Commitments in excess of the aggregate outstanding principal amount of the Loans.

     Section 2.10. Method of Electing Interest Rates. (a) The Loans included in each Committed Borrowing shall bear interest initially at the type of rate specified by the Borrower in the applicable Notice of Committed Borrowing. Thereafter, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Group of Loans (subject in each case to the provisions of Article 8 and the last sentence of this subsection (a)), as follows:

        (i) if such Loans are Base Rate Loans, the Borrower may elect to convert such Loans to Euro-Dollar Loans as of any Euro-Dollar Business Day; and

       (ii) if such Loans are Euro-Dollar Loans, the Borrower may elect to convert such Loans to Base Rate Loans or elect to continue such Loans as Euro-Dollar Loans for an additional Interest Period, subject to Section 2.14 in the case of any such conversion or continuation effective on any day other than the last day of the then current Interest Period applicable to such Loans.

     Each such election shall be made by delivering a notice in substantially the form of Exhibit L (a "Notice of Interest Rate Election") to the Senior Managing Agent not later than 11:00 A.M. (New York City time) on the third Euro-Dollar Business Day before the conversion or continuation selected in such notice is to be effective. A Notice of Interest Rate Election may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans, provided that (i) such portion is allocated ratably among the Loans comprising such Group and (ii) the portion to which such notice applies, and the remaining portion to which it does not apply, are each $10,000,000 or any larger multiple of $1,000,000.

   (b)  Each Notice of Interest Rate Election shall specify:

        (i) the Group of Loans (or portion thereof) to which such notice applies;

       (ii) the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of subsection 2.10(a) above;

      (iii) if the Loans comprising such Group are to be converted, the new type of Loans and, if the Loans being converted are to be Fixed Rate Loans, the duration of the next succeeding Interest Period applicable thereto; and

       (iv) if such Loans are to be continued as Euro-Dollar Loans for an additional Interest Period, the duration of such additional Interest Period.

     Each Interest Period specified in a Notice of Interest Rate
Election shall comply with the provisions of the definition of the term "Interest Period".

   (c) Promptly after receiving a Notice of Interest Rate Election from the Borrower pursuant to subsection 2.10(a) above, the Senior Managing Agent shall notify each Bank of the contents thereof and such notice shall not thereafter be revocable by the Borrower. If no Notice of Interest Rate Election is timely received prior to the end of an Interest Period for any Group of Loans, the Borrower shall be deemed to have elected that such Group of Loans be converted to Base Rate Loans as of the last day of such Interest Period.

   (d) An election by the Borrower to change or continue the rate of interest applicable to any Group of Loans pursuant to this Section shall not constitute a "Borrowing" subject to the provisions of Section 3.02.

     Section 2.11.  Scheduled Termination of Commitments.  The
Commitments shall terminate on the Termination Date, and any Loans then outstanding (together with accrued and unpaid interest thereon) shall be due and payable on such date.

     Section 2.12. Optional Prepayments. (a) Subject in the case of any Fixed Rate Borrowing to Section 2.14, the Borrower may (i) upon notice to the Senior Managing Agent not later than 11:00 A.M. (New York City time) on any Domestic Business Day prepay on such Domestic Business Day any Group of Base Rate Loans or any Bid Rate Borrowing bearing interest at the Base Rate pursuant to Section 8.01(a) and (ii) upon at least three Euro-Dollar Business Days' notice to the Senior Managing Agent not later than 11:00 A.M. (New York City time) prepay any Group of Euro-Dollar Loans, in each case in whole at any time, or from time to time in part in amounts aggregating $10,000,000 or any larger multiple of $1,000,000, by paying the principal amount to be prepaid together with accrued interest thereon to the date of
prepayment.   Each such optional prepayment shall be applied to prepay
ratably the Loans of the several Banks included in such Group or Borrowing.

   (b) Except as provided in subsection 2.12(a), the Borrower may not prepay all or any portion of the principal amount of any Bid Rate Loan prior to the maturity thereof.

   (c) Upon receipt of a notice of prepayment pursuant to this Section, the Senior Managing Agent shall promptly notify each Bank of the contents thereof and of such Bank's share (if any) of such prepayment and such notice shall not thereafter be revocable by the Borrower.

     Section 2.13. General Provisions as to Payments. (a) Each payment of principal of, and interest on, the Loans and of fees hereunder shall be made not later than 2:30 P.M. (New York City time) on the date when due, in Federal or other funds immediately available in New York City, to the Senior Managing Agent at its address referred to in Section 11.01. The Senior Managing Agent will promptly distribute to each Bank its ratable share of each such payment received by the Senior Managing Agent for the account of the Banks. Whenever any payment of principal of, or interest on, the Base Rate Loans or of fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. Whenever any payment of principal of, or interest on, the Euro-Dollar Loans shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Euro-Dollar Business Day. Whenever any payment of principal of, or interest on, the Bid Rate Loans shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

   (b) Unless the Senior Managing Agent shall have received notice from a Borrower prior to the date on which any payment is due from such Borrower to the Banks hereunder that such Borrower will not make such payment in full, the Senior Managing Agent may assume that such Borrower has made such payment in full to the Senior Managing Agent on such date and the Senior Managing Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent that such Borrower shall not have so made such payment, each Bank shall repay to the Senior Managing Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Senior Managing Agent, at the Federal Funds Rate.

     Section 2.14. Funding Losses. If a Borrower makes any payment of principal with respect to any Fixed Rate Loan or any Euro-Dollar Loan is converted to a Base Rate Loan or continued as a Euro-Dollar Loan for a new Interest Period (pursuant to Article 2, 6, 8 or otherwise) on any day other than the last day of an Interest Period applicable thereto, or if a Borrower fails to borrow, prepay, convert or continue any Fixed Rate Loans after notice has been given to any Bank in accordance with
Section 2.04(a), 2.10(c) or 2.12(c) (other than by reason of a default by the Bank demanding payment hereunder), such Borrower shall reimburse each Bank within 15 days after written demand from such Bank for any resulting loss or reasonable expense incurred by it (or by an existing or prospective Participant in the related Loan, but not to exceed the loss and expense which would have been incurred by such Bank had no participations been granted by it), including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of profit or margin for the period after any such payment or conversion or failure to borrow, prepay, convert or continue, provided that such Bank shall have delivered to such Borrower a certificate setting forth in reasonable detail the calculation of the amount of such loss or expense, which certificate shall be presumptively correct in the absence of manifest error.

     Section 2.15. Computation of Interest and Fees. Interest based on the Prime Rate hereunder shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and all fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

     Section 2.16. Regulation D Compensation. In the event that a Bank is required to maintain reserves of the type contemplated by the definition of "Euro-Dollar Reserve Percentage", such Bank may require the Borrower to pay, contemporaneously with each payment of interest on the Euro-Dollar Loans, additional interest on the related Euro-Dollar Loan of such Bank at a rate per annum determined by such Bank up to but not exceeding the excess of (i) (A) the applicable London Interbank Offered Rate divided by (B) one minus the Euro-Dollar Reserve Percentage over (ii) the applicable London Interbank Offered Rate.
Any Bank wishing to require payment of such additional interest (x) shall so notify the Borrower and the Senior Managing Agent, in which case such additional interest on the Euro-Dollar Loans of such Bank shall be payable to such Bank at the place indicated in such notice with respect to each Interest Period commencing at least three Euro-Dollar Business Days after the giving of such notice and (y) shall furnish to the Borrower at least three Euro-Dollar Business Days prior to each date on which interest is payable on the Euro-Dollar Loans of such Borrower an officer's certificate setting forth the amount to which such Bank is then entitled under this Section 2.16 (which shall be consistent with such Bank's good faith estimate of the level at which the related reserves are maintained by it). Each such notification shall be accompanied by such information as the Borrower may reasonably request.

     "Euro-Dollar Reserve Percentage" means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion dollars in respect of "Eurocurrency liabilities" (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Dollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Bank to United States residents).

     Section 2.17. Foreign Costs. (a) If the cost to any Bank of making or maintaining any Loan is increased, or the amount of any sum received or receivable by any Bank (or its Applicable Lending Office) is reduced by an amount deemed by such Bank to be material, by reason of the fact that the Borrower of such Loan is incorporated in, or conducts business in, a jurisdiction outside the United States of America, such Borrower shall indemnify such Bank for such increased cost or reduction within 15 days after demand by such Bank (with a copy to the Senior Managing Agent). A certificate of such Bank claiming compensation under this subsection (a) and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error.

     (b) Each Bank will promptly notify the Company and the Senior Managing Agent of any event of which it has knowledge that will entitle such Bank to additional compensation pursuant to subsection (a) and will designate a different Applicable Lending Office if, in the judgment of such Bank, such designation will avoid the need for, or reduce the amount of, such compensation and will not be otherwise disadvantageous to such Bank.



                               ARTICLE 3

                              Conditions

     Section 3.1. Effectiveness. This Agreement shall become effective on the date that each of the following conditions shall have been satisfied (or waived in accordance with Section 11.05):

        (a) receipt by the Senior Managing Agent of counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Senior Managing Agent in form satisfactory to it of telegraphic, telecopy, telex or other written confirmation from such party of execution of a counterpart hereof by such party);

        (b) receipt by the Senior Managing Agent of an opinion of (i) Sidley & Austin, special counsel for the Company, substantially in the form of Exhibit E-1 hereto and (ii) Marschall I. Smith, General Counsel of the Company, substantially in the form of Exhibit E-2 hereto, and in each case covering such additional matters relating to the transactions contemplated hereby as the Required Banks may reasonably request;

        (c) receipt by the Senior Managing Agent of an opinion of Davis Polk & Wardwell, special counsel for the Senior Managing Agent, substantially in the form of Exhibit F hereto and covering such additional matters relating to the transactions contemplated hereby as the Required Banks may reasonably request;

        (d) receipt by the Senior Managing Agent of all documents it may have reasonably requested prior to the date hereof relating to the existence of the Company, the corporate authority for and the validity of this Agreement and the Notes, and any other matters relevant hereto, all in form and substance satisfactory to the Senior Managing Agent;

        (e) receipt by the Agents of the fees, as otherwise agreed to by them and the Company, then or theretofore payable;

        (f) receipt by the Senior Managing Agent of evidence satisfactory to it that the Harris Chemical Acquisition shall have been consummated in accordance with the Harris Chemical Acquisition Agreement without any amendment thereof or waiver thereto which (i) is material in the context of this Agreement and
     (ii) the Required Banks shall not have consented to in writing;
     and

        (g) receipt by the Senior Managing Agent of evidence satisfactory to it that the rights, obligations and interests of all of the lenders and agents party to that certain $130,000,000 Credit and Guaranty Agreement, dated as of October 15, 1993, as amended and restated as of February 27, 1997, by and among North American Chemical Company, North American Salt Company and Great Salt Lake Minerals Corporation, as borrowers, and Harris Chemical North America, Inc., as guarantor, the lenders from time to time parties thereto, and General Electric Capital Corporation, as collateral agent and as administrative agent (the "HCG Credit Agreement") have been assigned to the Company such that, following the completed execution of such assignments, the Company shall be the sole lender party to the HCG Credit Agreement;

     provided that this Agreement shall not become effective or be binding on any party hereto unless all of the foregoing conditions are satisfied not later than April 30, 1998; and provided further that the provisions of Sections 2.08, 2.09, 2.14 and 11.03 shall become effective upon satisfaction of the condition specified in clause 3.01(a). The Senior Managing Agent shall promptly notify the Company and the Banks of the Effective Date, and such notice shall be conclusive and binding on all parties hereto.

     Section 3.2. Borrowings. The obligation of any Bank to make a Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions:

        (a) receipt by the Senior Managing Agent of a Notice of Borrowing as required by Section 2.02 or 2.03, the case may be;

        (b) the fact that, immediately after such Borrowing, the aggregate outstanding principal amount of the Loans will not exceed the aggregate amount of the Commitments;

        (c) the fact that, immediately after such Borrowing, no Default shall have occurred and be continuing; and

        (d) the fact that the representations and warranties (other than the representation and warranty set forth in Section 4.04(b) in the case of a Borrowing which does not result in an increase in the aggregate outstanding principal amount of the Loans) of the Borrower and, if the Borrower is not the Company, of the Company contained in this Agreement shall be true on and as of the date of such Borrowing.

     Each Borrowing hereunder shall be deemed to be a representation and warranty by the Borrower (and, if the Company is not the Borrower, by the Company) on the date of such Borrowing as to the facts specified in clauses (b), (c) and (d) of this Section.

     Section 3.3. First Borrowing by Each Eligible Subsidiary. The obligation of each Bank to make a Loan on the occasion of the first Borrowing by each Eligible Subsidiary is subject to the satisfaction of the following further conditions:

        (a) receipt by the Senior Managing Agent of an opinion or opinions of counsel for such Eligible Subsidiary reasonably acceptable to the Senior Managing Agent (which, in the case of an Eligible Subsidiary organized under the laws of the United States or a State thereof may be an employee of the Company) and addressed to the Senior Managing Agent and the Banks, substantially to the effect of Exhibit J hereto and covering such additional matters relating to the transactions contemplated hereby as the Required Banks may reasonably request; and

        (b) receipt by the Senior Managing Agent of all documents which it may reasonably request relating to the existence of such Eligible Subsidiary, the corporate authority for and the validity of the Election to Participate of such Eligible Subsidiary, this Agreement and the Notes of such Eligible Subsidiary, and any other matters relevant thereto, all in form and substance reasonably satisfactory to the Senior Managing Agent.



                               ARTICLE 4

                    Representations and Warranties

     The Company represents and warrants that:

     Section 4.1. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and is duly qualified to do business as a foreign corporation in each jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to have a Material Adverse Effect.

     Section 4.2. Corporate and Governmental Authorization; No Contravention. The execution, delivery and performance by the Company of this Agreement and its Notes are within the Company's corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official (except for such as may be required in connection with the Merger, which shall have been obtained not later than the Effective Date) and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or by-laws of the Company or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Company or any of its Subsidiaries or result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries.

     Section 4.3. Binding Effect. This Agreement constitutes a valid and binding agreement of the Company and each of its Notes, if and when executed and delivered in accordance with this Agreement, will constitute a valid and binding obligation of the Company, in each case enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and by general principles of equity.

     Section 4.4. Financial Information. (a) The consolidated balance sheet of the Company and its Consolidated Subsidiaries as of December 31, 1997 and the related consolidated statements of earnings, cash flows and changes in stockholders' equity for the fiscal year then ended, reported on by Ernst & Young LLP, copies of which have been delivered to each of the Banks, fairly present, in conformity with generally accepted accounting principles, the consolidated financial position of the Company and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.

   (b) Since December 31, 1997, there has been no material adverse change in the business, financial position or results of operations of the Company and its Consolidated Subsidiaries, considered as a whole.

     Section 4.5. Litigation. Except as disclosed in the Company's annual report on Form 10-K for the year ended December 31, 1997, each registration statement (other than a registration statement on Form S-8 (or its equivalent)) and each report on Form 10-K, 10-Q and 8-K (or their equivalents) which the Company shall have filed with the Securities and Exchange Commission at any time thereafter, and the proxy statement and prospectus delivered to the shareholders of the Company in connection with the Merger, copies of which have been delivered to each of the Banks, there is no action, suit or proceeding pending against, or to the knowledge of the Company, threatened against or affecting, the Company or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official which could reasonably be expected to have a Material Adverse Effect or which in any manner draws into question the validity of this Agreement or any Note.

     Section 4.6. Compliance with Laws. (a) The Company and each Subsidiary is in compliance in all material respects with all applicable laws, ordinances, rules, regulations and requirements of governmental authorities except where (i) non-compliance could not reasonably be expected to have a Material Adverse Effect or (ii) the necessity of compliance therewith is contested in good faith by appropriate proceedings.

   (b) Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan. No member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan,
(ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

     Section 4.7. Environmental Matters. In the ordinary course of its business, the Company conducts a systematic review of the effects and reasonably ascertainable associated liabilities and costs of Environmental Laws on the business, operations and properties of the Company and its Subsidiaries. The associated liabilities and costs include, without limitation: any capital or operating expenditures required for clean-up or closure of properties presently or previously owned; any capital or operating expenditures required to achieve or maintain compliance with Environmental Laws; any constraints on operating activities related to achieving or maintaining compliance with Environmental Laws, including any periodic or permanent shutdown of any facility or reduction in the level or change in the nature of operations conducted thereat; any costs or liabilities in connection with off-site disposal of wastes or hazardous substances; and any actual or potential liabilities to third parties, including employees, arising under Environmental Laws, and any related costs and expenses. On the basis of this review, the Company has reasonably concluded that such associated liabilities and costs, including the costs of compliance with Environmental Laws, could not reasonably be expected to have a Material Adverse Effect.

     Section 4.8. Taxes. The Company and its Subsidiaries have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Company or any Subsidiary except (i) where nonpayment could not reasonably be expected to have a Material Adverse Effect or (ii) where the same are contested in good faith by appropriate proceedings. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Company, adequate.

     Section 4.9. Subsidiaries. Each of the Company's corporate Subsidiaries is a corporation validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and is duly qualified to do business as a foreign corporation in each jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to have Material Adverse Effect.

     Section 4.10.  Regulatory Restrictions on Borrowing.    The
Company is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended, a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended, or otherwise subject to any regulatory scheme which restricts its ability to incur debt.

     Section 4.11. Full Disclosure. Neither the Company's Form 10-K for the year ended December 31, 1997, as of the date of filing of such Form 10-K nor any registration statement (other than a registration statement on Form S-8 (or its equivalent)) or report on Form 10-K, 10-Q and 8-K (or their equivalents) which the Company shall have filed with the Securities and Exchange Commission as at the time of filing of such registration statement or report, as applicable, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make any statements contained therein, in the light of the circumstances under which they were made, not misleading; provided that to the extent any such document contains forecasts and/or projections, it is understood and agreed that uncertainty is inherent in any forecasts or projections and that no assurances can be given by the Company of the future achievement of such performance.



                               ARTICLE 5

                               Covenants

     The Company and, where stated, each other Borrower agree that, so long as any Bank has any Commitment hereunder or any amount payable hereunder remains unpaid:

     Section 5.1. Information. The Company will deliver to each of the Banks:

        (a) as soon as available and in any event within 95 days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of earnings, cash flows, and changes in stockholders' equity for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on in a manner consistent with the requirements of the Securities and Exchange Commission and audited by Ernst & Young LLP or other independent public accountants of nationally recognized standing;

        (b) as soon as available and in any event within 50 days after the end of each of the first three quarters of each fiscal year of the Company, an unaudited consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the end of such quarter and the related unaudited consolidated statements of earnings and cash flows for such quarter and for the portion of the Company's fiscal year ended at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the Company's previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation and preparation based on financial accounting principles consistent with generally accepted accounting principles by an Approved Officer of the Company;

        (c) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of an Approved Officer of the Company (i) setting forth in reasonable detail the calculations required to establish whether the Company was in compliance with the requirements of Sections
     5.10 and 5.12 on the date of such financial statements and (ii) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Company is taking or proposes to take with respect thereto;

        (d) simultaneously with the delivery of each set of financial statements referred to in clause (a) above, a statement of the firm of independent public accountants which reported on such statements (i) that nothing has come to their attention to cause them to believe that any Default arising from the Company's failure to comply with its obligations under Sections 5.10 and
     5.12 existed on the date of such statements (it being understood that such accountants shall not thereby be required to perform any procedures not otherwise required under generally accepted auditing standards) and (ii) confirming the calculations set forth in the officer's certificate delivered simultaneously therewith pursuant to clause (c) above;

        (e) within five days after any officer of the Company obtains knowledge of any Default, if such Default is then continuing, a certificate of an Approved Officer of the Company setting forth the details thereof and the action which the Company is taking or proposes to take with respect thereto;

        (f) promptly upon the mailing thereof to the shareholders of the Company generally, copies of all financial statements, reports and proxy statements so mailed;

        (g) promptly after the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports (other than the exhibits thereto) on Forms 10-K, 10-Q and 8-K (or their equivalents) which the Company shall have filed with the Securities and Exchange Commission;

        (h) if and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any "reportable event" (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to
     Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of the chief financial officer or the chief accounting officer of the Company setting forth details as to such occurrence and action, if any, which the Company or applicable member of the ERISA Group is required or proposes to take; and

        (i) from time to time such additional information regarding the financial position or business of the Company and its Subsidiaries as the Senior Managing Agent, at the request of any Bank, may reasonably request.
     Section 5.2.  Payment of Obligations.   Each Borrower will pay and
discharge, and will cause each of its Subsidiaries to pay and discharge, at or before maturity, all their respective material obligations and liabilities (including, without limitation, tax liabilities and claims of materialmen, warehousemen and the like which if unpaid might by law give rise to a Lien), except where the same may be contested in good faith by appropriate proceedings, and will maintain, and will cause each of its Subsidiaries to maintain, in accordance with generally accepted accounting principles, appropriate reserves for the accrual of any of the same.

     Section 5.3.  Maintenance of Property; Insurance.  (a) Each
Borrower will keep, and will cause each of its Subsidiaries to keep, all material property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.

   (b) Each Borrower will, and will cause each of its Subsidiaries to, maintain (either in the name of the Company or in such Borrower's or Subsidiary's own name) with financially sound and responsible insurance companies, insurance on all its respective properties in at least such amounts, against at least such risks and with such risk retention as are usually maintained, insured against or retained, as the case may be, in the same general area by companies of established repute engaged in the same or a similar business; provided that the Borrowers and their Subsidiaries may self-insure to the same extent as other companies of established repute engaged in the same or a similar business in the same general area in which such Borrower or such Subsidiary operates and to the extent consistent with prudent business practice. Each Borrower will furnish to the Banks, upon request from the Senior Managing Agent, information presented in reasonable detail as to the insurance so carried.

     Section 5.4. Conduct of Business and Maintenance of Existence. Each Borrower and its Subsidiaries taken as a whole will continue to engage in business of the same general type as now conducted by such Borrower and its Subsidiaries and any ancillary or related lines of business, and each Borrower will preserve, renew and keep in full force and effect, and will cause each of its Subsidiaries to preserve, renew and keep in full force and effect, its respective legal existence and its respective rights, privileges and franchises necessary or desirable in the normal conduct of business; provided that nothing in this Section shall prohibit (i) the consolidation or merger of a Subsidiary (other than an Eligible Subsidiary with obligations with respect to Loans outstanding hereunder) with or into another Person, (ii) the consolidation or merger of an Eligible Subsidiary with or into the Company or another Eligible Subsidiary or (iii) the termination of the corporate existence of any Subsidiary (other than an Eligible Subsidiary with obligations with respect to Loans outstanding hereunder) if, in the case of clauses (i), (ii) and (iii), such consolidation, merger or termination is not materially disadvantageous to the Banks; and provided further that nothing in this Section shall prohibit any sale or other disposition of assets permitted under
Section 5.07.

     Section 5.5. Compliance with Laws. Each Borrower will comply, and cause each of its Subsidiaries to comply, in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder) except where (i) the necessity of compliance therewith is contested in good faith by appropriate proceedings or (ii) the failure to comply could not reasonably be expected to have a Material Adverse Effect.

     Section 5.6.  Inspection of Property, Books and Records.   Each
Borrower will keep, and will cause each of its Subsidiaries to keep, proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities; and will permit, and will cause each of its Subsidiaries to permit, representatives of any Bank at such Bank's expense to visit and inspect any of its respective properties, to examine and make abstracts from any of its respective books and records and to discuss its respective affairs, finances and accounts with its respective officers, employees and independent public accountants, all at such reasonable times as may be desired.

     Section 5.7. Mergers and Sales of Assets. (a) The Company will not consolidate or merge with or into any other Person; provided that the Company may merge with another Person if (x) the Company is the corporation surviving such merger and (y) after giving effect to such merger, no Default shall have occurred and be continuing.

     (b) The Company will not sell, lease or otherwise transfer, directly or indirectly, assets (exclusive of assets transferred in the ordinary course of business) if after giving effect to such transfer the aggregate book value of assets so transferred subsequent to the date of this Agreement would constitute Substantial Assets as of the day preceding the date of such transfer other than (i) sales of accounts receivable to IMC-Agrico Receivables Company L.L.C. or any other similar bankruptcy-remote Subsidiary of the Company or any of its Subsidiaries established for the purpose of engaging in transactions related to accounts receivable, (ii) the sale of substantially all of the assets comprising the IMC-Vigoro business unit of the Company,
(iii) the sale of any equity interest in McMoRan Oil & Gas Co., a Delaware corporation, or the sale or transfer of any right to receive revenues from the MOXY-FRP Exploration Program undertaken by McMoRan Oil & Gas Co., a Delaware corporation, (iv) the sale of assets acquired pursuant to an Acquisition that are unrelated to the business of the same general type as now conducted by the Company and its Subsidiaries and (v) the sale of assets acquired in or as a direct result of the Harris Chemical Acquisition.

     Section 5.8.  Use of Proceeds.   The proceeds of the Loans made
under this Agreement will be used by the Borrowers for general corporate purposes, including without limitation the refinancing of the Existing Credit Agreements and Acquisitions. None of such proceeds will be used in violation of Regulation G, T, U or X of the Board of Governors of the Federal Reserve System.

     Section 5.9.  Negative Pledge.  Neither any Borrower nor any
Subsidiary of any Borrower will create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

        (a) Liens existing on the date of this Agreement securing Debt outstanding on the date of this Agreement in an aggregate principal or face amount not exceeding $135,000,000;

        (b) any Lien existing on any asset of any Person at the time such Person becomes a Subsidiary of a Borrower and not created in contemplation of such event;

        (c) any Lien on any asset securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring or constructing such asset, provided that such Lien attaches to such asset concurrently with or within 90 days after the acquisition or completion of construction thereof;

        (d) any Lien on any asset of any Person existing at the time such Person is merged or consolidated with or into a Borrower or a Subsidiary of a Borrower and not created in contemplation of such event;

        (e) any Lien existing on any asset prior to the acquisition thereof by a Borrower or a Subsidiary of a Borrower and not created in contemplation of such acquisition;

        (f) any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses of this Section, provided that the proceeds of such Debt are used solely for the foregoing purpose and to pay financing costs and such Debt is not secured by any additional assets;

        (g)  Liens arising in the ordinary course of its business which
     (i) do not secure Debt or Derivatives Obligations, (ii) do not secure any obligation in an amount exceeding $100,000,000 and
     (iii) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business;

        (h) Liens on cash and cash equivalents securing Derivatives Obligations, provided that the aggregate amount of cash and cash equivalents subject to such Liens may at no time exceed
     $10,000,000; and

        (i) Liens not otherwise permitted by the foregoing clauses of this Section securing Debt in an aggregate principal or face amount, together with all other Debt secured by Liens permitted under this Section 5.09(i), not to exceed an amount equal to 10% of Consolidated Net Worth (calculated as of the last day of the fiscal quarter most recently ended on or prior to the date of the most recent incurrence of such Debt).

     Section 5.10. Debt of Subsidiaries. Total Debt of all Subsidiaries (excluding (a) Existing Harris Debt at any time until the earlier of (x) November 1, 1998 and (y) the repurchase or prepayment of such Debt by the Company or by any such Subsidiary of the Company (but not any refinancing thereof) and (b) Debt (i) of a Subsidiary owing to the Company, (ii) of a Subsidiary owing to a Substantially-Owned Consolidated Subsidiary, (iii) of an Eligible Subsidiary under this Agreement or (iv) of FRP in an aggregate principal amount not exceeding $300,000,000 outstanding on the Effective Date (but not any refinancing thereof)) will not at any date exceed 25% of Consolidated Net Worth (calculated as of the last day of the fiscal quarter most recently ended on or prior to such date). For purposes of this Section any preferred stock of a Consolidated Subsidiary (other than the Series E Preferred Stock) held by a Person other than the Company or a Substantially-Owned Consolidated Subsidiary shall be included, at the higher of its voluntary or involuntary liquidation value, in the "Debt" of such Consolidated Subsidiary.

     Section 5.11. Transactions with Affiliates. No Borrower will, nor will it permit any of its Subsidiaries to, directly or indirectly, pay any funds to or for the account of, make any investment (whether by acquisition of stock or indebtedness, by loan, advance, transfer of property, guarantee or other agreement to pay, purchase or service, directly or indirectly, any Debt, or otherwise) in, lease, sell, transfer or otherwise dispose of any assets, tangible or intangible, to, or participate in, or effect, any transaction with, any Affiliate except: (i) transactions on an arms-length basis on terms at least as favorable to such Borrower or such Subsidiary as could have been obtained from a third party who was not an Affiliate, (ii) marketing services provided by IMC Global Operations Inc. to Agrico, (iii) employee leasing services agreements between IMC Global Operations Inc. and Agrico, (iv) transactions between Agrico and the Rainbow and FarMarkets business units of the Company, (v) transactions between Agrico and the IMC Kalium business unit of the Company, (vi) loans from the Company or a Subsidiary to the Company or a Subsidiary, (vii) the declaration and payment of any lawful dividend and (viii) transactions between Vigiron Partnership, a Delaware general partnership, and the IMC AgriBusiness business unit of the Company.

     Section 5.12. Leverage Ratio. The Leverage Ratio will not at any date exceed 3.75 to 1.00. For this purpose:

     "Consolidated Adjusted Debt" means at any date the sum of (i) the Debt of the Company and its Consolidated Subsidiaries plus (ii) the excess (if any) of (A) the aggregate unrecovered principal investment of transferees of accounts receivable from the Company or a Consolidated Subsidiary in transactions accounted for as sales under generally accepted accounting principles over (B) $100,000,000, in each case determined on a consolidated basis as of such date.

     "Consolidated EBITDA" means, for any period, the consolidated net income of the Company and its Consolidated Subsidiaries for such period before (i) income taxes, (ii) interest expense, (iii) depreciation and amortization, (iv) minority interest, (v) extraordinary losses or gains, (vi) discontinued operations and (vii) the cumulative effect of changes in accounting principles. Consolidated EBITDA for each four-quarter period will be adjusted on a pro-forma basis to reflect any Acquisition closed during such period as if such Acquisition had been closed on the first day of such period.

     "Leverage Ratio" means at any date the ratio of Consolidated
Adjusted Debt calculated as of such date to Consolidated EBITDA calculated for the period of four consecutive fiscal quarters most recently ended on or prior to such date.



                               ARTICLE 6

                               Defaults

     Section 6.1. Events of Default. If one or more of the following events ("Events of Default") shall have occurred and be continuing:

        (a) any Borrower shall fail to pay when due any principal of any Loan or shall fail to pay, within five Domestic Business Days of the due date thereof, any interest, fees or any other amount payable hereunder;

        (b) any Borrower shall fail to observe or perform any covenant contained in Sections 5.07 to 5.12, inclusive;

        (c) any Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by clause (a) or (b) above) for 30 days after notice thereof has been given to the Company by the Senior Managing Agent at the request of any Bank;

        (d) any representation, warranty, certification or statement made by any Borrower in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made (or deemed made);

        (e) the Company or any Subsidiary shall fail to make any payment in respect of Material Financial Obligations (other than the Loans) when due or within any applicable grace period;

        (f) any event or condition shall occur and shall continue beyond the applicable grace or cure period, if any, provided with respect thereto and the maturity of Material Financial Obligations shall be accelerated as a result thereof;

        (g) the Company or any Material Subsidiary or any other Borrower shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

        (h) an involuntary case or other proceeding shall be commenced against the Company or any Material Subsidiary or any other Borrower seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Company or any Material Subsidiary or any other Borrower under the federal bankruptcy laws as now or hereafter in effect;

        (i) any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $25,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which causes one or more members of the ERISA Group to incur a current payment obligation in excess of $100,000,000 in the aggregate;

        (j) judgments or orders for the payment of money in excess of $100,000,000 in the aggregate shall be rendered against the Company or any Subsidiary and such judgments or orders shall continue unsatisfied and unstayed for a period of 30 days;

        (k) any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Stock of the Company (or other securities convertible into such Voting Stock) representing 35% or more of the combined voting power of all Voting Stock of the Company; or (ii) during any period of up to 24 consecutive months, commencing after the date of this Agreement, individuals who at the beginning of such 24-month period were directors of the Company shall cease for any reason (other than due to death or disability) to constitute a majority of the board of directors of the Company, except to the extent that individuals who at the beginning of such 24-month period were replaced by individuals (x) elected by 66-2/3% of the remaining members of the board of directors of the Company or (y) nominated for election by a majority of the remaining members of the board of directors of the Company and thereafter elected as directors by the shareholders of the Company; or (iii) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that has resulted in its or their acquisition of, control over Voting Stock of the Company (or other securities convertible into such securities) representing 35% or more of the combined voting power of all Voting Stock of the Company; or

        (l) any of the obligations of the Company under Article 10 of this Agreement shall for any reason not be enforceable against the Company in accordance with their terms, or the Company shall so assert in writing;

then, and in every such event, the Senior Managing Agent shall (i) if requested by Banks having more than 50% in aggregate amount of the Commitments, by notice to the Company terminate the Commitments and they shall thereupon terminate and (ii) if requested by Banks holding more than 50% in aggregate principal amount of the Loans, by notice to the Company declare the Loans (together with accrued interest thereon) to be, and the Loans shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; provided that in the case of any of the Events of Default specified in clause (g) or (h) above with respect to any Borrower, without any notice to any Borrower or any other act by the Senior Managing Agent or the Banks, the Commitments shall thereupon terminate and the Loans (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.

     Section 6.2. Notice of Default. The Senior Managing Agent shall give notice to the Company under Section 6.01(c) promptly upon being requested to do so by any Bank and shall thereupon notify all the Banks thereof.



                               ARTICLE 7

                       The Senior Managing Agent

     Section 7.1. Appointment and Authorization. Each Bank irrevocably appoints and authorizes the Senior Managing Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the Notes as are delegated to the Senior Managing Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto.

     Section 7.2. Senior Managing Agent and Affiliates. Morgan Guaranty Trust Company of New York shall have the same rights and powers under this Agreement as any other Bank and may exercise or refrain from exercising the same as though it were not the Senior Managing Agent, and Morgan Guaranty Trust Company of New York and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Company or any Subsidiary or affiliate of the Company as if it were not the Senior Managing Agent hereunder.

     Section 7.3. Action by Senior Managing Agent. The obligations of the Senior Managing Agent hereunder are only those expressly set forth
herein.   Without limiting the generality of the foregoing, the Senior
Managing Agent shall not be required to take any action with respect to any Default, except as expressly provided in Article 6.

     Section 7.4. Consultation with Experts. The Senior Managing Agent may consult with legal counsel (who may be counsel for any Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

     Section 7.5. Liability of Senior Managing Agent. Neither the Senior Managing Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be liable to any Bank for any action taken or not taken by it in connection herewith
(i) with the consent or at the request of the Required Banks (or, when expressly required hereby, all the Banks) or (ii) in the absence of its own gross negligence or willful misconduct. Neither the Senior Managing Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of any Borrower; (iii) the satisfaction of any condition specified in Article 3, except receipt of items required to be delivered to the Senior Managing Agent; or (iv) the validity, effectiveness or genuineness of this Agreement, the Notes or any other instrument or writing furnished in connection herewith. The Senior Managing Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex or similar writing) believed by it in good faith to be genuine or to be signed by the proper party or parties. Without limiting the generality of the foregoing, the use of the term "agent" in this Agreement with reference to the Senior Managing Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

     Section 7.6. Indemnification. Each Bank shall, ratably in accordance with its Commitment, indemnify the Senior Managing Agent, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrowers) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees' gross negligence or willful misconduct) that such indemnitees may suffer or incur in connection with this Agreement or any action taken or omitted by such indemnitees thereunder.

     Section 7.7. Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon any Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon any Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.

     Section 7.8. Successor Senior Managing Agent. The Senior Managing Agent may resign at any time by giving notice thereof to the Banks and the Company. Upon any such resignation, the Company, with the consent of the Required Banks (such consent not to be unreasonably withheld or delayed), shall have the right to appoint a successor Senior Managing Agent. If no successor Senior Managing Agent shall have been so appointed, and shall have accepted such appointment, within 30 days after the retiring Senior Managing Agent gives notice of resignation, then the retiring Senior Managing Agent may, on behalf of the Banks, appoint a successor Senior Managing Agent, which shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of its appointment as Senior Managing Agent hereunder by a successor Senior Managing Agent, such successor Senior Managing Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Senior Managing Agent, and the retiring Senior Managing Agent
shall be discharged from its duties and obligations hereunder.   After
any retiring Senior Managing Agent's resignation hereunder as Senior Managing Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Senior Managing Agent.

     Section 7.9.  Agents' Fees.   The Company shall pay to each of the
Agents for its own account fees in the amounts and at the times previously agreed upon between the Company and such Agent.

     Section 7.10. Other Agents. Nothing in this Agreement shall impose upon the Documentation Agent, upon the Administrative Agent, upon either Co-Syndication Agent, upon any Managing Agent or upon any Co-Agent in such capacity, any duties or obligations whatsoever.



                               ARTICLE 8

                        Change in Circumstances

     Section 8.1. Basis for Determining Interest Rate Inadequate or Unfair . If on or prior to the first day of any Interest Period for any Euro-Dollar Borrowing or Bid Rate (Indexed) Borrowing:

        (a) the Senior Managing Agent is advised by the Euro-Dollar Reference Banks that deposits in dollars (in the applicable amounts) are not being offered to the Euro-Dollar Reference Banks in the relevant market for such Interest Period, or

        (b) in the case of a Euro-Dollar Borrowing, Banks having more than 50% of the aggregate amount of the affected Loans advise the Senior Managing Agent that the London Interbank Offered Rate as determined by the Senior Managing Agent will not adequately and fairly reflect the cost to such Banks of funding their Euro-Dollar Loans for such Interest Period, the Senior Managing Agent shall forthwith give notice thereof to the Borrower and the Banks, whereupon until the Senior Managing Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, (i) the obligations of the Banks to make Euro-Dollar Loans or to continue or convert outstanding Loans as or into Euro-Dollar Loans shall be suspended and (ii) each outstanding Euro-Dollar Loan shall be converted into a Base Rate Loan on the last
day of the then current Interest Period applicable thereto.   Unless
the Borrower notifies the Senior Managing Agent at least one Domestic Business Day before the date of any Fixed Rate Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, (i) if such Fixed Rate Borrowing is a Committed Borrowing, such Borrowing shall instead be made as a Base Rate Borrowing and (ii) if such Borrowing is a Bid Rate (Indexed) Borrowing, the Loans comprising such Borrowing shall bear interest for each day from and including the first day to but excluding the last day of the Interest Period applicable thereto at the Base Rate for such day.

     Section 8.2. Illegality. If, on or after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Euro-Dollar Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Bank (or its Euro-Dollar Lending Office) to make, maintain or fund any of its Euro-Dollar Loans to any Borrower and such Bank shall so notify the Senior Managing Agent, the Senior Managing Agent shall forthwith give notice thereof to the other Banks and such Borrower, whereupon until such Bank notifies such Borrower and the Senior Managing Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Bank to make Euro-Dollar Loans, or to continue or convert outstanding Loans as or into Euro-Dollar Loans, to such
Borrower shall be suspended.   Before giving any notice to the Senior
Managing Agent pursuant to this Section, such Bank shall designate a different Euro-Dollar Lending Office if such designation will avoid the need for giving such notice and will not be otherwise disadvantageous to such Bank in the good faith exercise of its discretion. If such notice is given, each Euro-Dollar Loan of such Bank to such Borrower then outstanding shall be converted to a Base Rate Loan either (a) on the last day of the then current Interest Period applicable to such Euro-Dollar Loan if such Bank may lawfully continue to maintain and fund such Loan to such day or (b) immediately if such Bank shall determine that it may not lawfully continue to maintain and fund such Loan to such day.

     Section 8.3. Increased Cost and Reduced Return. (a) If on or after (x) the date of this Agreement, in the case of any Committed Loan or any obligation to make Committed Loans or (y) the date of any related Bid Rate Quote, in the case of any Bid Rate Loan, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) issued on or after such date of any such authority, central bank or comparable agency shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Euro-Dollar Loan any such requirement for which such Bank is entitled to compensation for the relevant Interest Period under Section 2.16) against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Applicable Lending Office) or shall impose on any Bank (or its Applicable Lending Office) or on the London interbank market any other condition (other than in respect of Taxes or Other Taxes) affecting its Fixed Rate Loans, its Notes or its obligation to make Fixed Rate Loans and the result of any of the foregoing is to increase the cost to such Bank (or its Applicable Lending Office) of making or maintaining any Fixed Rate Loan or to reduce the amount of any sum received or receivable by such Bank (or its Applicable Lending Office) under this Agreement or under its Notes with respect thereto, by an amount deemed by such Bank to be material, then, within 15 days after receipt by the Company of written demand by such Bank (with a copy to the Senior Managing Agent), the Company shall pay to such Bank an amount which on an after-tax basis is necessary to maintain the same rate of return on capital that existed immediately prior thereto which such Bank reasonably determines is attributable to this Agreement, its Loans or its obligations to make Loans hereunder (after taking into account such Bank's policies as to capital adequacy).

   (b) If any Bank shall have determined that, on or after the date of this Agreement, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any such law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency given or made after the date of this Agreement (including any determination by any such authority, central bank or comparable agency that, for purposes of capital adequacy requirements, the Commitments hereunder do not constitute commitments with an original maturity of one year or less), has or would have the effect of reducing the rate of return on capital of such Bank (or its Parent) as a consequence of such Bank's obligations hereunder to a level below that which such Bank (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within 15 days after receipt by the Company of written demand by such Bank (with a copy to the Senior Managing Agent), the Company shall pay to such Bank an amount which on an after-tax basis is necessary to maintain the same rate of return on capital that existed immediately prior thereto which such Bank reasonably determines is attributable to this Agreement, its Loans or its obligations to make Loans hereunder (after taking into account such Bank's policies as to capital adequacy).

   (c) Each Bank will promptly notify the Company and the Senior Managing Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. A certificate of any Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be presumptively correct in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods. Notwithstanding the foregoing subsections 8.03(a) and 8.03(b) of this Section 8.03, the Company shall only be obligated to compensate any Bank for any amount arising or accruing during (i) any time or period commencing not more than 45 days prior to the date on which such Bank notifies the Senior Managing Agent and the Company that it proposes to demand such compensation and identifies to the Senior Managing Agent and the Company the statute, regulation or other basis upon which the claimed compensation is or will be based and (ii) any time or period during which because of the retroactive application of such statute, regulation or other such basis, such Bank did not know in good faith that such amount would arise or accrue.

     Section 8.4. Taxes. (a) For purposes of this Section 8.04, the following terms have the following meanings:

     "Taxes" means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings with respect to any payment by any Borrower pursuant to this Agreement or any Note, and all liabilities with respect thereto, excluding (i) in the case of each Bank and the Senior Managing Agent, taxes imposed on its net income and franchise or similar taxes imposed on it by a jurisdiction under the laws of which such Bank or the Senior Managing Agent (as the case may be) is organized or in which its principal executive office is located or, in the case of each Bank, in which its Applicable Lending Office is located (all such excluded taxes of the Senior Managing Agent or any Bank being herein referred to as its "Domestic Taxes") and (ii) in the case of each Bank, any United States withholding tax imposed on such payments except to the extent that such Bank is subject to United States withholding tax by reason of a U.S. Tax Law Change.

     "Other Taxes" means any present or future stamp or documentary taxes and any other excise or property taxes, or similar charges or levies, which arise from any payment made pursuant to this Agreement or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note.

     "U.S. Tax Law Change" means with respect to any Bank or Participant the occurrence (x) in the case of each Bank listed on the signature pages hereof, after the date of its execution and delivery of this Agreement and (y) in the case of any other Bank, after the date such Bank shall have become a Bank hereunder, and (z) in the case of each Participant, after the date such Participant became a Participant hereunder, of the adoption of any applicable U.S. federal law, U.S. federal rule or U.S. federal regulation relating to taxation, or any change therein, or the entry into force, modification or revocation of any income tax convention or treaty to which the United States is a party.

   (b) Any and all payments by any Borrower to or for the account of any Bank or the Senior Managing Agent hereunder or under any Note shall be made without deduction for any Taxes or Other Taxes; provided that, if any Borrower shall be required by law to deduct any Taxes or Other Taxes from any such payments, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 8.04) such Bank or the Senior Managing Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions,
(iii) such Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) such Borrower shall furnish to the Senior Managing Agent, at its address referred to in Section 11.01 the original or a certified copy of a receipt evidencing payment thereof.

   (c) Each Borrower agrees to indemnify each Bank and the Senior Managing Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 8.04) paid by such Bank or the Senior Managing Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. In addition, each Borrower organized under the laws of a jurisdiction outside the United States agrees to indemnify the Senior Managing Agent and each Bank for all Domestic Taxes incurred by it and any liability (including any penalties, interest and expenses arising therefrom or with respect thereto), in each case to the extent that such Domestic Taxes or liabilities result from any payment or indemnification pursuant to this Section by or for the account of such Borrower. This indemnification shall be paid within 15 days after such Bank or the Senior Managing Agent (as the case may be) makes demand therefor.

   (d) Each Bank organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Bank listed on the signature pages hereof and on or prior to the date on which it becomes a Bank in the case of each other Bank, and from time to time thereafter as required by law (but only so long as such Bank remains lawfully able to do so), shall provide the Company two completed and duly executed copies of Internal Revenue Service form 1001 or 4224, as appropriate, or any successor form prescribed by the Internal Revenue Service, or other documentation reasonably requested by the Company, certifying that such Bank is entitled to benefits under an income tax treaty to which the United States is a party which exempts the Bank from United States withholding tax or reduces the rate of withholding tax on payments of interest for the account of such Bank or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States.

   (e) For any period with respect to which a Bank has failed to provide the Company with the appropriate form pursuant to Section 8.04(d) (unless such failure is due to a U.S. Tax Law Change), such Bank shall not be entitled to indemnification under Section 8.04(b) or 8.04(c) with respect to any Taxes or Other Taxes which would not have been payable had such form been so provided, provided that if a Bank, which is otherwise exempt from or subject to a reduced rate of withholding tax, becomes subject to Taxes because of its failure to deliver a form required hereunder, the Company shall take such steps as such Bank shall reasonably request to assist such Bank to recover such Taxes (it being understood, however, that the Company shall have no liability to such Bank in respect of such Taxes).

   (f) If any Borrower is required to pay additional amounts to or for the account of any Bank pursuant to this Section 8.04, then such Bank will take such action (including changing the jurisdiction of its Applicable Lending Office) as in the good faith judgment of such Bank
(i) will eliminate or reduce any such additional payment which may thereafter accrue and (ii) is not otherwise disadvantageous to such Bank.

     Section 8.5. Base Rate Loans Substituted for Affected Fixed Rate Loans. If (i) the obligation of any Bank to make or to continue or convert outstanding Loans as or into Euro-Dollar Loans to any Borrower has been suspended pursuant to Section 8.02 or (ii) any Bank has demanded compensation under Section 8.03(a) or 8.04 with respect to its Euro-Dollar Loans and the Borrower shall, by at least five Euro-Dollar Business Days' prior notice to such Bank through the Senior Managing Agent, have elected that the provisions of this Section shall apply to such Bank, then, unless and until such Bank notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer apply:

        (a) all Loans to such Borrower which would otherwise be made by such Bank as (or continued as or converted to) Euro-Dollar Loans, as the case may be, shall instead be Base Rate Loans (on which interest and principal shall be payable contemporaneously with the related Euro-Dollar Loans of the other Banks), and

        (b) after each of its Euro-Dollar Loans to such Borrower has been repaid, all payments of principal which would otherwise be applied to repay such Loans shall be applied to repay its Base Rate Loans instead.

     If such Bank notifies such Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist, the principal amount of each such Base Rate Loan shall be converted into a Euro-Dollar Loan on the first day of the next succeeding Interest Period applicable to the related Euro-Dollar Loans of the other Banks.

     Section 8.6. Substitution of Bank. If (i) the obligation of any Bank to make or to convert or continue outstanding Loans as or into Euro-Dollar Loans has been suspended pursuant to Section 8.02 or (ii) any Bank has demanded compensation under Section 8.03 or 8.04, the Company shall have the right, with the assistance of the Senior Managing Agent, to designate a substitute bank or banks (which may be one or more of the Banks) mutually satisfactory to the Company and the Senior Managing Agent (whose consent shall not be unreasonably withheld or delayed) to purchase for cash, pursuant to an Assignment and Assumption Agreement in substantially the form of Exhibit G hereto, the outstanding Loans of such Bank and assume the Commitment of such Bank, without recourse to or warranty by, or expense to, such Bank, for a purchase price equal to the principal amount of all of such Bank's outstanding Loans plus any accrued but unpaid interest thereon and the accrued but unpaid fees in respect of such Bank's Commitment hereunder plus such amount, if any, as would be payable pursuant to Section 2.14 if the outstanding Loans of such Bank were prepaid in their entirety on the date of consummation of such assignment.



                               ARTICLE 9

        Representations and Warranties of Eligible Subsidiaries

     By the execution and delivery of its Election to Participate, each Eligible Subsidiary shall be deemed to have represented and warranted as of the date thereof that:

     Section 9.1. Corporate Existence and Power. It is a legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is a Substantially-Owned
Consolidated Subsidiary of the Company.

     Section 9.2. Corporate and Governmental Authorization; Contravention. The execution and delivery by it of its Election to Participate and its Notes, and the performance by it of this Agreement and its Notes, are within its legal powers, have been duly authorized by all necessary legal action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of its organizational documents or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Company or such Eligible Subsidiary or result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries.

     Section 9.3. Binding Effect. Its Election to Participate has been duly executed by such Eligible Subsidiary and this Agreement constitutes a valid and binding agreement of such Eligible Subsidiary and each of its Notes, when executed and delivered in accordance with this Agreement, will constitute a valid and binding obligation of such Eligible Subsidiary, in each case enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and by general principles of equity.

     Section 9.4. Taxes. Except as disclosed in the opinion of counsel delivered pursuant to Section 3.03 of this Agreement or in its Election to Participate, there are no Taxes or Other Taxes of any country, or any taxing authority thereof or therein, which are imposed on any payment to be made by such Eligible Subsidiary pursuant hereto or on its Notes, or imposed on or by virtue of the execution, delivery or enforcement of this Agreement, its Election to Participate or of its Notes.



                              ARTICLE 10

                               Guaranty

     Section 10.1. The Guaranty. The Company hereby unconditionally guarantees the full and punctual payment (whether at stated maturity, upon acceleration or otherwise) of the principal of and interest on each Loan made to any Eligible Subsidiary pursuant to this Agreement, and the full and punctual payment of all other amounts payable by any Eligible Subsidiary under this Agreement or any Note. Upon failure by any Eligible Subsidiary to pay punctually any such amount, the Company shall forthwith on demand pay the amount not so paid at the place and in the manner specified in this Agreement.

     Section 10.2. Guaranty Unconditional. The obligations of the Company hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

        (a) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of any Eligible Subsidiary under this Agreement or any Note, by operation of law or otherwise;

        (b) any modification or amendment of or supplement to this Agreement or any Note;

        (c) any release, impairment, non-perfection or invalidity of any direct or indirect security for any obligation of any Eligible Subsidiary under this Agreement or any Note;

        (d) any change in the existence, structure or ownership of any Eligible Subsidiary, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Eligible Subsidiary or its assets or any resulting release or discharge of any obligation of any Eligible Subsidiary contained in this Agreement or any Note;

        (e) the existence of any claim, set-off or other rights which the Company may have at any time against any Eligible Subsidiary, any Agent, any Bank or any other Person, whether in connection herewith or any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

        (f) any invalidity or unenforceability relating to or against any Eligible Subsidiary for any reason of this Agreement or any Note, or any provision of applicable law or regulation purporting to prohibit the payment by any Eligible Subsidiary of the principal of or interest on any Loan or any other amount payable by it under this Agreement or any Note; or

        (g) any other act or omission to act or delay of any kind by any Eligible Subsidiary, any Agent or Bank or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense to the Company's obligations hereunder.

     Section 10.3. Discharge Only Upon Payment In Full; Reinstatement In Certain Circumstances. The Company's obligations hereunder shall remain in full force and effect until the Commitments shall have terminated and the principal of and interest on the Loans and all other amounts payable by the Company and each Eligible Subsidiary under this Agreement or any Note shall have been paid in full. If at any time any payment of principal of or interest on any Loan or any other amount payable by any Eligible Subsidiary under this Agreement or any Note is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of any Eligible Subsidiary or otherwise, the Company's obligations hereunder with respect to such payment shall be reinstated at such time as though such payment had been due but not made at such time.

     Section 10.4. Waiver by the Company. The Company irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Eligible Subsidiary or any other Person.

     Section 10.5. Subrogation. The Company irrevocably waives any and all rights to which it may be entitled, by operation of law or otherwise, upon making any payment hereunder in respect of any Eligible Subsidiary to be subrogated to the rights of the payee against such Eligible Subsidiary with respect to such payment or against any direct or indirect security therefor, or otherwise to be reimbursed, indemnified or exonerated by or for the account of such Eligible Subsidiary in respect thereof, in any bankruptcy, insolvency or similar proceeding involving such Eligible Subsidiary as debtor commenced within one year after the making of any payment by such Eligible Subsidiary under this Agreement or its Notes.

     Section 10.6. Stay of Acceleration. In the event that acceleration of the time for payment of any amount payable by any Eligible Subsidiary under this Agreement or any Note is stayed upon insolvency, bankruptcy or reorganization of such Eligible Subsidiary, all such amounts otherwise subject to acceleration under the terms of this Agreement shall nonetheless be payable by the Company hereunder forthwith on demand by the Senior Managing Agent made at the request of the Required Banks.



                              ARTICLE 11

                             Miscellaneous

     Section 11.1. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telex, facsimile transmission or similar writing) and shall be given to such party: (a) in the case of the Company or the Senior Managing Agent, at its address, facsimile number or telex number set forth on the signature pages hereof, (b) in the case of any Bank, at its address, facsimile number or telex number set forth in its Administrative Questionnaire or (c) in the case of any party, such other address, facsimile number or telex number as such party may hereafter specify for the purpose by notice to the Senior Managing Agent and the Company. Each such notice, request or other communication shall be effective (i) if given by telex, when such telex is transmitted to the telex number specified in this Section and the appropriate answerback is received, (ii) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (iii) if given by mail, 72 hours after such communication is deposited in the mail with first class postage prepaid, addressed as aforesaid or (iv) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Senior Managing Agent under
Article 2 or Article 8 shall not be effective until received. Any notice required to be given to or by any Eligible Subsidiary shall be duly given if given to or by the Company, which is hereby appointed the agent of each Eligible Subsidiary for such purpose.

     Section 11.2. No Waivers. No failure or delay by the Senior Managing Agent or any Bank in exercising any right, power or privilege hereunder or under any Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     Section 11.3. Expenses; Indemnification. (a) The Company shall pay (i) all reasonable out-of-pocket expenses of the Senior Managing Agent, including reasonable fees and disbursements of special counsel for the Senior Managing Agent, in connection with the preparation of this Agreement, any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder and (ii) if an Event of Default occurs, all reasonable out-of-pocket expenses incurred by the Senior Managing Agent or any Bank, including (without duplication) the reasonable fees and disbursements of outside counsel and allocated cost of inside counsel, in connection with such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom.

   (b) The Company agrees to indemnify the Senior Managing Agent and each Bank, their respective affiliates and the respective directors, officers, agents and employees of the foregoing (each an "Indemnitee") and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and out-of-pocket expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by such Indemnitee in connection with any litigation or governmental or regulatory investigation or other similar proceeding (whether or not such Indemnitee shall be designated a party thereto) relating to or arising out of this Agreement or any actual or proposed use of proceeds of Loans hereunder; provided that no Indemnitee shall have the right to be indemnified hereunder for such Indemnitee's own gross negligence or willful misconduct or for its breach of its express obligations under this Agreement, in each case as determined by a court of competent jurisdiction; provided, further, that in no event shall the Company have any such indemnification obligation in respect of any liabilities, losses, damages, costs or expenses resulting from disputes between any Bank and any Agent or among the Banks.

     Section 11.4. Sharing of Set-offs. Each Bank agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount then due with respect to the Loans held by it which is greater than the proportion received by any other Bank in respect of the aggregate amount then due with respect to the Loans held by such other Bank, the Bank receiving such proportionately greater payment shall purchase such participations in the Loans held by the other Banks, and such other adjustments shall be made, as may be required so that all such payments with respect to the Loans held by the Banks shall be shared by the Banks pro rata; provided that nothing in this Section shall impair the right of any Bank to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Borrowers other than their indebtedness under this Agreement. Each Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Loan, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of such Borrower in the amount of such participation.

     Section 11.5. Amendments and Waivers. Any provision of this Agreement or the Notes may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Banks (and, if the rights or duties of the Senior Managing Agent are affected thereby, by such Person); provided that no such amendment or waiver shall, unless signed by all the Banks, (i) increase or decrease the Commitment of any Bank (except for a ratable decrease in the Commitments of all Banks) or subject any Bank to any additional obligation, (ii) reduce the principal of or rate of interest on any Loan or any fees hereunder, (iii) postpone the date fixed for any payment of principal of or interest on any Loan or any fees hereunder or for termination of any Commitment, (iv) make any changes to Article 10 or (v) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans, or the number of Banks, which shall be required for the Banks or any of them to take any action under this Section or any other provision of this Agreement; provided further that no such amendment, waiver or modification shall, unless signed by each Eligible Subsidiary, (w) subject such Eligible Subsidiary to any additional obligation, (x) increase the principal of or rate of interest on any outstanding Loan of such Eligible Subsidiary, (y) accelerate the stated maturity of any outstanding Loan of such Eligible Subsidiary or (z) change this proviso.

     Section 11.6. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that no Borrower may assign or otherwise transfer any of its rights under this Agreement without the prior written consent of all Banks.

   (b) Any Bank may at any time grant to one or more banks or other institutions (each a "Participant") participating interests in its Commitment or any or all of its Loans. In the event of any such grant by a Bank of a participating interest to a Participant, whether or not upon notice to the Senior Managing Agent, such Bank shall remain responsible for the performance of its obligations hereunder, and the Borrowers and the Senior Managing Agent shall continue to deal solely and directly with such Bank in connection with such Bank's rights and
obligations under this Agreement.   Any agreement pursuant to which any
Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of the Borrowers hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement described in clause (ii) or (iii)
of Section 11.05 without the consent of the Participant.   The
Borrowers agree that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Article 8 with respect to its participating interest, subject to subsection 11.06(e) below. An assignment or other transfer which is not permitted by subsection (c) or (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b).

   (c) Any Bank may at any time assign to one or more banks or other financial institutions (each an "Assignee") all, or a proportionate part (equivalent, except with the consent of the Borrower and the Senior Managing Agent, to an initial Commitment of not less than $15,000,000) of all, of its rights and obligations under this Agreement and its Notes (if any), and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption Agreement in substantially the form of Exhibit G hereto executed by such Assignee and such transferor Bank, with (and only with and subject to) the prior written consent of the Borrower and the Senior Managing Agent (which consents shall not be unreasonably withheld or delayed); provided that if an Assignee is an affiliate of such transferor Bank or was a Bank immediately prior to such assignment, no such consent shall be required; provided further such assignment may, but need not, include rights of the transferor Bank in respect of outstanding Bid Rate Loans. Upon execution and delivery of such instrument of assumption and payment by such Assignee to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Assignee, such Assignee shall be a Bank party to this Agreement and shall have all the rights and obligations of a Bank with a Commitment as set forth in such instrument of assumption, and the transferor Bank shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection (c), the transferor Bank, the Senior Managing Agent and the Borrowers shall make appropriate arrangements so that, if required by the Assignee, Note(s) are issued to the Assignee. In connection with any such assignment, the transfer Bank shall pay or cause to be paid to the Senior Managing Agent an administrative fee for processing such assignment in the amount of $3,000. If the Assignee is not incorporated under the laws of the United States of America or a state thereof, it shall, prior to the first date on which interest or fees are payable hereunder for its account, deliver to the Company and the Senior Managing Agent certification as to exemption from deduction or withholding of any United States federal income taxes in accordance with Section 8.04.

   (d) Any Bank may at any time assign all or any portion of its rights under this Agreement and its Notes (if any) to a Federal Reserve Bank. No such assignment shall release the transferor Bank from its obligations hereunder or modify any such obligations.

   (e) No Assignee, Participant or other transferee of any Bank's rights shall be entitled to receive any greater payment under Section
8.03 or 8.04 than such Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made by reason of the provisions of Section 8.02, 8.03 or 8.04 requiring such Bank to designate a different Applicable Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.
     Section 11.7. Collateral. Each of the Banks represents to the Senior Managing Agent and each of the other Banks that it in good faith is not relying upon any "margin stock" (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for in this Agreement.

     Section 11.8. Confidentiality. The Senior Managing Agent and each Bank agrees to keep any information delivered or made available by the Borrower pursuant to this Agreement confidential from anyone other than persons employed or retained by such Bank and its affiliates who are engaged in evaluating, approving, structuring or administering the credit facility contemplated hereby; provided that nothing herein shall prevent any Bank from disclosing such information (a) to any other Bank or to the Senior Managing Agent, (b) to any other Person if reasonably incidental to the administration of the credit facility contemplated hereby, (c) upon the order of any court or administrative agency, (d) upon the request or demand of any regulatory agency or authority, (e) which had been publicly disclosed other than as a result of a disclosure by the Senior Managing Agent or any Bank prohibited by this Agreement, (f) in connection with any litigation to which the Senior Managing Agent, any Bank or its subsidiaries or Parent may be a party,
(g) to the extent necessary in connection with the exercise of any remedy hereunder, (h) to such Bank's or Senior Managing Agent's legal counsel and independent auditors and (i) subject to provisions substantially similar to those contained in this Section 11.08, to any actual or proposed Participant or Assignee.

     Section 11.9. Governing Law; Submission to Jurisdiction. This Agreement and each Note shall be construed in accordance with and governed by the law of the State of New York. Each Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. Each Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

     Section 11.10. Counterparts; Integration. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto
were upon the same instrument.   This Agreement constitutes the entire
agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof except the obligations of the Borrower to pay fees and expenses and to assist in the syndication process as specified in the respective commitment letters and fee letters heretofore entered into between the Company and the Agents.

     Section 11.11. Waiver of Jury Trial. EACH OF THE BORROWERS, THE SENIOR MANAGING AGENT AND THE BANKS , TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                            IMC GLOBAL INC.


                            By   /s/ Eric T. Martinez
                                 Title:  Assistant
                            Treasurer
                            2100 Sanders Road
                            Northbrook, IL 60062
                            Attention: Eric Martinez
                                   Assistant
                                   Treasurer
                            Telecopy number: 847-205-
                            4930


Commitments

$61,000,000                    MORGAN GUARANTY TRUST
COMPANY OF NEW YORK,
                              Individually and as Senior Managing
                              Agent


                            By   /s/ Douglas Maher
                                 Title:  Vice President

                            60 Wall Street
                            New York, NY 10260
                            Attention: Loan Department
                            Telex number: 177615 MGT
                            Telecopy number: (212) 648-
                            5023


$61,000,000                 THE CHASE MANHATTAN BANK,
                              Individually and as Co-Syndication
                              Agent


                            By   /s/ James H. Ramage
                              Title:  Vice President


$61,000,000                 NATIONSBANK, N.A., Individually
                              and as Co-Syndication Agent


                            By   /s/ Wallace W. Harris, Jr.
                              Title:  Vice President


$61,000,000                 ROYAL BANK OF CANADA,
                              Individually and as Documentation
                              Agent


                            By   /s/ Gordon MacArthur
                              Title:  Manager


$61,000,000                 BANK OF MONTREAL,
                              Individually and as Administrative
                              Agent


                            By   /s/ Bernard J. Silgardo
                              Title:  Director


$48,000,000                 BANK OF AMERICA NATIONAL
                              TRUST AND SAVINGS
                              ASSOCIATION, Individually and as
                                 Managing Agent


                            By   /s/ G. Burton Queen
                              Title:  Managing Director


$48,000,000                 THE BANK OF NEW YORK,
                            Individually and as Managing Agent


                            By   /s/ John M. Lokay, Jr.
                              Title:  Vice President


$48,000,000                 CREDIT AGRICOLE INDOSUEZ,
                            Individually and as Managing Agent


                            By   /s/ David Bouhl
                              Title:First Vice President
                                  Head of Corporate Banking, Chicago


                            By   /s/ Katherine L. Abbott
                              Title:  First Vice President


$48,000,000                 CREDIT LYONNAIS
                              CHICAGO BRANCH, Individually
                              and as Managing Agent


                            By   /s/ Julie T. Kanak
                              Title:  Vice President


$40,500,000                 ABN-AMRO BANK N.V.,
                            Individually and as Co-Agent


                            By   /s/ Scott J. Albert
                              Title:  Vice President


                            By   /s/ Mary L. Honda
                              Title:  Vice President


$35,000,000                 BANCA NAZIONALE DEL
                              LAVORO, S.p.A., NEW YORK BRANCH


                            By   /s/ Leonardo Valentini
                              Title:  First Vice President


                            By   /s/ Roberto Mancone
                              Title:  Assistant Vice President,
                                    Senior Loan Officer


$35,000,000                 THE BANK OF TOKYO-MITSUBISHI,
                              LTD. CHICAGO BRANCH


                            By   /s/ Hajime Watanabe
                              Title:  Deputy General Manager


$35,000,000                 BANQUE NATIONALE DE PARIS


                            By   /s/ Arnaud Collin du Bocage
                              Title:  Executive Vice President
                                    and General Manager

$35,000,000                 CREDIT SUISSE FIRST BOSTON


                            By   /s/ Lynn Allegaert
                              Title:  Vice President


                            By   /s/ Robert B. Potter
                              Title:  Vice President


$35,000,000                 THE FIRST NATIONAL BANK
                              OF CHICAGO


                            By   /s/ Kenneth J. Fatur
                              Title:  Authorized Agent


$35,000,000                 FIRST UNION NATIONAL BANK


                            By   /s/ Laurie C. Hart
                              Title:  Vice President


$35,000,000                 THE INDUSTRIAL BANK OF
                              JAPAN, LIMITED


                            By   /s/ Walter Wolff
                              Title:  Senior Vice President
                                  Deputy General Manager


$35,000,000                 MARINE MIDLAND BANK


                            By   /s/ Michael C. Cutlip
                              Title:  Officer
$35,000,000                 MELLON BANK, N.A.


                            By   /s/ Charles A. Gilbert
                              Title:  Banking Officer


$35,000,000                 SOCIETE GENERALE


                            By   /s/ Eric Bellaiche
                              Title:  Vice President


$35,000,000                 THE SUMITOMO BANK, LIMITED


                            By   /s/ John H. Kemper
                              Title:  Senior Vice President


$35,000,000                 THE TORONTO-DOMINION BANK


                            By   /s/ Jorge A. Garcia
                              Title:  Manager Credit Administration


$22,500,000                 THE NORTHERN TRUST
                              COMPANY


                            By   /s/ James F.T. Monhart
                              Title:  Vice President






$20,000,000                 THE LONG-TERM CREDIT BANK
                              OF JAPAN, LTD.


                            By   /s/ Masaharu Kuhara
                              Title:  Regional Head


Total Commitments

$1,000,000,000

                   PRICING SCHEDULE


     The "Euro-Dollar Margin" and the "Facility Fee Rate" for any day during the time period specified are the respective percentages set forth below in the applicable row under the column corresponding to the Status that exists on such day:


                       LEVEL   LEVEL   LEVEL    LEVEL
                         I      II      III      IV

Facility Fee Rate       .075%   .075%   .125%    .200%
from the Effective
Date  up to but not
including  the date
six months after the
Effective Date

Facility Fee Rate       .150%   .150%   .250%    .400%
from and after the
date six months
after the Effective
Date

Euro-Dollar Margin      .325%   .375%   .475%
from the Effective                               .600%
Date up to but not
including  the date
45 days after the
Effective Date

Euro-Dollar Margin     .450%    .500%   .600%    .725%
from and after the
date 45 days after
the Effective Date


     For purposes of this Schedule, the following terms have the following meanings, subject to the last paragraph of this Schedule:

     "Level I Status" exists at any date if, at such date, the Company is rated BBB+ or higher by S&P or Baa1 or higher by Moody's.

     "Level II Status" exists at any date if, at such date, (i) the Company is rated BBB or higher by S&P or Baa2 or higher by Moody's and
(ii) Level I Status does not exist.

     "Level III Status" exists at any date if, at such date, (i) the Company is rated BBB- by S&P or Baa3 by Moody's and (ii) neither Level I Status nor Level II Status exists.

     "Level IV Status" exists at any date if, at such date, no other Status exists.

     "Status" refers to the determination of which of Level I Status, Level II Status, Level III Status or Level IV exists at any date.

      The credit ratings to be utilized for purposes of this Schedule are those assigned to the senior unsecured long-term debt securities of the Company without third-party credit enhancement, whether or not any such debt securities are actually outstanding, and any rating assigned to any other debt security of the Company shall be disregarded. The rating in effect at any date is that in effect at the close of business on such date. If the Company is split-rated and the ratings differential is one notch, the higher of the two ratings will apply (e.g., BBB+/Baa2 results in Level I Status and BBB/Baa3 results in Level II Status). If the Company is split-rated and the ratings differential is more than one notch, the average of the two ratings (or the higher of two intermediate ratings) shall be used (e.g., BBB+/Ba1 results in Level II Status and BBB/Ba1 results in Level III Status).
If at any date, the Company's long-term debt is rated by neither S&P nor Moody's, then Level IV shall apply.

                                              EXHIBIT A


                         NOTE
                                     New York, New York
                                          April 1, 1998


     For value received, [Name of Borrower], a [jurisdiction of incorporation] corporation (the "Borrower"), promises to pay to the
order of                                         (the "Bank"), for the
account of its Applicable Lending Office, the unpaid principal amount of each Loan made by the Bank to the Borrower pursuant to the Credit Agreement referred to below on the date specified in the Credit Agreement. The Borrower promises to pay interest on the unpaid principal amount of each such Loan on the dates and at the rate or rates provided for in the Credit Agreement. All such payments of principal and interest shall be made in lawful money of the United States in Federal or other immediately available funds at the office of Morgan Guaranty Trust Company of New York, 60 Wall Street, New York, New York.

     All Loans made by the Bank, the respective types and maturities thereof and all repayments of the principal thereof shall be recorded by the Bank and, the Bank, if the Bank so elects in connection with any transfer or enforcement of its Note, may endorse on the schedule attached hereto appropriate notations to evidence the foregoing information with respect to the Loans then outstanding; provided that the failure of the Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.

     This note is one of the Notes referred to in the 364-Day Credit Agreement dated as of April 1, 1998 among IMC Global Inc., the Banks, Managing Agents and Co-Agents parties thereto, Royal Bank of Canada, as Documentation Agent, The Chase Manhattan Bank and NationsBank, N.A., as Co-Syndication Agents, Bank of Montreal, as Administrative Agent, and Morgan Guaranty Trust Company of New York, as Senior Managing Agent (as the same may be amended from time to time, the "Credit Agreement"). Terms defined in the Credit Agreement are used herein with the same meanings. Reference is made to the Credit Agreement for provisions for the prepayment hereof and the acceleration of the maturity hereof.

     [The payment in full of the principal and interest on this note has, pursuant to the provisions of the Credit Agreement, been unconditionally guaranteed by IMC Global Inc.] (1)

                         [NAME OF BORROWER]


                         By
                          Title:

---------------------------
(1) To be deleted in the case of Notes executed and delivered by the Company.

                    Note (cont'd)

           LOANS AND PAYMENTS OF PRINCIPAL


  Date    Amount    Type    Amount   Maturit  Notatio
          of Loan    of       of     y Date      n
                    Loan   Principa           Made By
                              l
                            Repaid












































     EXHIBIT B


            FORM OF BID RATE QUOTE REQUEST

                                        [Date]


To:  Morgan Guaranty Trust Company of New York
       (the "Senior Managing Agent")

From:     [Name of Borrower]

Re: 364-Day Credit Agreement (the "Credit Agreement") dated as of April 1, 1998 among IMC Global Inc., the Banks, Managing Agents and Co-Agents parties thereto, Royal Bank of Canada, as Documentation Agent, The Chase Manhattan Bank and NationsBank, N.A., as Co-Syndication Agents, Bank of Montreal, as Administrative Agent, and Morgan Guaranty Trust Company of New York, as Senior Managing Agent.

     We hereby give notice pursuant to Section 2.03 of the Credit
Agreement that we request Bid Rate Quotes for the following proposed Bid Rate Borrowing(s):

Date of Borrowing:  __________________

Principal Amount (1)                    Interest Period (2)

$

     Such Bid Rate Quotes should offer a Bid Rate [(General), (Indexed)
Margin  or  both].   [The applicable base rate is the London  Interbank
Offered Rate.]

     Terms used herein have the meanings assigned to them in the Credit
Agreement.

                              [NAME OF BORROWER]


                              By
                              Title:

------------------------------------
(1)  Amount must be $10,000,000 or a larger multiple of $1,000,000.

(2) Not less than one month (Bid Rate (indexed) Auction) or not less than 7 days (Bid Rate (General) Auction), subject to the provisions of the definition of Interest Period.

     EXHIBIT C


     FORM OF INVITATION FOR BID RATE QUOTES


To:  [Name of Bank]

Re:  Invitation  for  Bid Rate Quotes to [Name of Borrower]  (the
     "Borrower")

     Pursuant to Section 2.03 of the 364-Day Credit Agreement dated as of April 1, 1998 among IMC Global Inc., the Banks, Managing Agents and Co-Agents parties thereto, Royal Bank of Canada, as Documentation Agent, The Chase Manhattan Bank and NationsBank, N.A., as Co-Syndication Agents, Bank of Montreal, as Administrative Agent, and the undersigned, as Senior Managing Agent, we are pleased on behalf of the Borrower to invite you to submit Bid Rate Quotes to the Borrower for the following proposed Bid Rate Borrowing(s):

Date of Borrowing:  __________________

Principal Amount               Interest Period

$

     Such Bid Rate Quotes should offer a Bid Rate [(Indexed) Margin, (General) or both]. [The applicable base rate is the London Interbank Offered Rate.]

     Please respond to this invitation by no later than [2:00 P.M.] [10:00 A.M.] (New York City time) on [date].

                         MORGAN GUARANTY TRUST
                           COMPANY OF NEW YORK,
                           as Senior Managing Agent


                         By
                           Authorized Officer
     EXHIBIT D


     FORM OF BID RATE QUOTE


To:  Morgan Guaranty Trust Company of New York,
     as Senior Managing Agent
     60 Wall Street
     New York, New York  10260
     Attention:

Re:  Bid Rate Quote to [Name of Borrower] (the "Borrower")

     In response to your invitation on behalf of the Borrower dated _____________, _____, we hereby make the following Bid Rate Quote on the following terms:

1.   Quoting Bank:  ________________________________

2.   Person to contact at Quoting Bank:
     _____________________________

3.   Date of Borrowing: ____________________ (1)

4. We hereby offer to make Bid Rate Loan(s) in the following principal amounts, for the following Interest Periods and at the following rates:

Principal Interest  Bid Rate
Amount(2) Period(3) [(Indexed)(4)            [Margin]  [(General)(5)]
$
$
provided, that the aggregate principal amount of Bid Rate Loans for which the above offers may be accepted shall not exceed
$____________.](2)

     We understand and agree that the offer(s) set forth above, subject to the satisfaction of the applicable conditions set forth in the 364-Day Credit Agreement dated as of April 1, 1998 among IMC Global Inc., the Banks, Managing Agents and Co-Agents parties thereto, Royal Bank of Canada, as Documentation Agent, The Chase Manhattan Bank and NationsBank, N.A., as Co-Syndication Agents, Bank of Montreal, as Administrative Agent, and yourselves, as Senior Managing Agent, irrevocably obligates us to make the Bid Rate Loan(s) for which any offer(s) are accepted, in whole or in part.

                              Very truly yours,

                              [NAME OF BANK]


Dated:                          By:
                                Authorized Officer
-----------------------------------
(1)  As specified in the related Invitation.

(2) Principal amount bid for each Interest Perios may not exceed principal amount requested. Specify aggregate limitation if the sum of the individual offers exceeds the amount the Bank is willing to lend. Bids must be made for $5,000,000 or a larger of multiple of $1,000,000.

(3) Not less than one month or less than 7 days, as specified in the related Invitation, but no bid may be submitted for an Interest Period extending beyond bidder's Termination Date. No more than five bids are permitted for each Interest Period.

(4) Margin over or under the London Interbank Offered Rate determined for the applicable Interest Period. Specify percentage (rounded to the nearest 1/10,000 of 1%) and specify whether "PLUS" or "MINUS".

(5) Specify rate of interest per annum (rounded to the nearest
   1/10,000th of 1%).
                                                            EXHIBIT E-1

              OPINION OF SPECIAL COUNSEL FOR THE COMPANY



_________ __, 1998


To each of the Banks parties to the "Credit
Agreements" (as defined below), and to Morgan
Guaranty Trust Company of New York, as
Senior Managing Agent, and to Royal Bank of
Canada, as Documentation Agent, and to The Chase
Manhattan Bank and NationsBank, N.A., as
Co-Syndication Agents, and to Bank of Montreal, as Administrative Agent

          Re: IMC Global Inc.

Ladies and Gentlemen:

          We have acted as counsel to IMC Global Inc., a Delaware corporation (the "Company") in connection with that certain 364-Day Credit Agreement, dated as of April 1, 1998 (the "Credit Agreement"), among the Company, as borrower, the Banks, Managing Agents and Co-Agents parties thereto (the "Banks"), Royal Bank of Canada, as Documentation Agent, The Chase Manhattan Bank and NationsBank, N.A., as Co-Syndication Agents, Bank of Montreal, as Administrative Agent, and Morgan Guaranty Trust Company of New York, as Senior Managing Agent, and the transactions contemplated thereby.

          This opinion is furnished to you at the request of the Company pursuant to Section 3.01(b) of the Credit Agreement.
Capitalized terms used herein and not otherwise defined are used as defined in the Credit Agreement.

          In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following:

         (i)  the Credit Agreement;

        (ii)  the Notes dated as of even date herewith; and

        (iii) the Harris Chemical Acquisition Agreement.

          In rendering the opinions set forth herein, we have also examined originals or copies, certified to our satisfaction, of such
(i) certificates of public officials, (ii) certificates of officers and representatives of the Company, including, without limitation, the officer's certificates attached as Exhibit A hereto, and (iii) other documents and records, and we have made such inquiries of officers and representatives of the Company, as we have deemed relevant or necessary as the basis for such opinions. We have relied upon, and assumed the accuracy of, such certificates, the representations and warranties as to factual matters made by the Company in the Credit Agreement, and other statements, documents and records supplied to us by the Company, in each case with respect to the factual matters set forth therein, and we have assumed the genuineness of all signatures (other than signatures of officers of the Company) and the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

          In rendering the opinions set forth herein, we have assumed that:

        (i) all the parties to the Credit Agreement and the Harris Chemical Acquisition Agreement (other than the Company) are duly organized, validly existing, and in good standing under the laws of their respective jurisdictions of organization and have the requisite corporate power and authority to enter into such Credit Agreement and the Harris Chemical Acquisition Agreement, as the case may be;

        (ii) the execution and delivery of the Credit Agreement has been duly authorized by all necessary corporate action and proceedings on the part of all parties thereto other than the Company; the Credit Agreement has been duly executed and delivered by all parties thereto other than the Company and constitute the valid and binding obligations of all parties thereto other than the Company, enforceable against such other parties in accordance with its terms;

       (iii) the terms and provisions of the Credit Agreement do not, and the execution, delivery and performance thereof by each of the parties thereto (other than the Company) will not, violate or conflict with the certificate of incorporation or bylaws of any such party, any contract or indenture to which it is a party or by which it is bound, or any law, order or decree of any court, administrative agency or other governmental authority applicable to any such party other than the Company; and

        (iv) the terms and provisions of the Harris Chemical Acquisition Agreement do not, and the execution, delivery and performance thereof by each of the parties thereto (other than the Company) will not, violate or conflict with the certificate of incorporation or bylaws of any such party, any contract or indenture to which it is a party or by which it is bound, or any law, order or decree of any court, administrative agency or other governmental authority applicable to any such party, except, in the case of the Company, to the extent set forth in Paragraphs 2(d) and 2(e) below.

      Based upon the foregoing and subject to the qualifications stated herein, we are of the opinion that, as of the date hereof:

      1. The Company is validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite corporate power and authority to own and encumber its properties and assets and to conduct its business as currently conducted and as currently proposed to be conducted.

      2. The Company has the requisite corporate power and authority to execute, deliver and perform its obligations under the Credit Agreement and each of the Notes dated as of even date herewith. Such execution, delivery and performance:

      (a) have been duly authorized by all necessary and proper corporate action of the Company,

      (b) do not violate any provision of the certificate of incorporation or by-laws of the Company or require any approval of any shareholders of the Company,

      (c) will not violate any law or regulation of the States of New York or Illinois (including, without limitation, any usury laws) or of the United States of America (including, without limitation, Regulations G, T, U or X) applicable to the Company,

      (d) to our knowledge (i) will not violate any order of any court, and (ii) will not result in or require the creation or imposition of any lien or security interest upon or with respect to any of the properties or assets of the Company; and

      (e) will not violate, or require the termination of, or require the approval or consent of any Person under, the terms of any indenture, mortgage, deed of trust, loan agreement, lease agreement or any other material agreement listed on the officer's certificates attached as Exhibit A hereto to which the Company is a party or by which the Company or any of its properties may be bound.

      3. The Credit Agreement has been duly executed and delivered by a duly authorized officer of the Company delivering the same and constitutes, and each of the Notes executed and delivered as of even date herewith constitute, the legal, valid and binding obligation of the Company delivering the same, enforceable in accordance with its respective terms.

      4. No approval, consent or authorization of, or filing or registration with, any governmental department, agency or instrumentality is necessary for the Company's execution or delivery of the Credit Agreement and each of the Notes dated as of even date herewith, or for the Company's performance of any of the terms thereof other than the approvals, consents and authorizations described on Exhibit B hereto and routine filings with the Securities and Exchange Commission. All applicable waiting periods in connection with the Harris Chemical Acquisition and the other transactions contemplated by the Credit Agreement have expired without any action having been taken by any competent authority restraining, preventing or imposing materially adverse conditions upon the transactions contemplated by the Credit Agreement.
      5. The Company is not an "investment company" registered or required to be registered under the Investment Company Act of 1940, as amended, or, to our knowledge, controlled by such a company.

      6. The Harris Chemical Acquisition Agreement has been duly authorized, executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

      Our opinions above are subject to the following qualifications:

      (a) Our opinions relating to validity, binding effect and enforceability in Paragraphs 3 and 6 above are subject to limitations imposed by any applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and similar laws affecting creditors' rights generally. In addition, our opinions relating to enforceability in Paragraphs 3 and 6 above are subject to (i) the effect of general principles of equity (regardless of whether considered in a proceeding in equity or at law) and (ii) limitations imposed by public policy under certain circumstances on the enforceability of provisions indemnifying a party against liability for its own wrongful or negligent acts. In applying principles of equity referred to in clause
 (i) above, a court, among other things, might not allow a creditor to accelerate maturity of a debt upon the occurrence of a default deemed immaterial. Such principles applied by a court might include a requirement that a creditor act reasonably and in good faith.

      (b) Certain remedial provisions of the Credit Agreement may be unenforceable in whole or in part, but the inclusion of such provisions does not affect the validity of the Credit Agreement; however, the unenforceability of such provisions may result in delays in the enforcement of the rights and remedies of the Senior Managing Agent, the Administrative Agent, the Documentation Agent, the Co-Syndication Agents and the Banks under the Credit Agreement (and we express no opinion as to the economic consequences, if any, of such delays). Except as set forth in subparagraph (a) above, the Credit Agreement contain adequate provisions for enforcing payment of the obligations of the Company thereunder and for the practical realization of the rights and benefits intended to be afforded thereby.

      (c) We express no opinion as to the effect of the compliance or noncompliance of the Senior Managing Agent, the Administrative Agent, the Co-Syndication Agents, the Documentation Agent or any of the Banks with any state or federal laws or regulations applicable to any such party because of such party's legal or regulatory status, the nature of such party's business or the authority of such party to conduct business in any jurisdiction.

      The foregoing opinions are limited to the laws of the United States and the States of New York and Illinois and the General
Corporation Law of the State of Delaware, and we express no opinion with respect to the laws of any other state or jurisdiction.

      Whenever in this opinion reference is made to our knowledge, such reference is to the conscious awareness of Sara E. Bartlett, Thomas A. Cole, Larry A. Barden, Thomas M. Thesing, Thomas S. Finke and Robert J. Lewis of information regarding factual matters. With respect to such matters, such persons have not, with your express permission and consent, undertaken any investigation or inquiry of other lawyers, files maintained by the firm, or officers or employees of the Company. The reference to "conscious awareness" as used in this paragraph has the meaning given that phrase in the Third-Party Legal Opinion Report, Including the Legal Opinion Accord, of the Section of Business Law, American Bar Association, 47 Bus. Law. 167, 192 (1991).

The opinions expressed herein are being delivered to you as of the date hereof and are solely for your benefit in connection with the transactions contemplated in the Credit Agreement and may not be relied on in any manner or for any purpose by any other person, nor any copies published, communicated or otherwise made available in whole or in part to any other person or entity without our express prior written consent, except that you may furnish copies thereof to any party that becomes a Bank after the date hereof pursuant to the Credit Agreement. We do not express any opinion, either implicitly or otherwise, on any issue not expressly addressed in numbered Paragraphs 1 through 6. The opinions expressed above are based solely on facts, laws and regulations in effect on the date hereof, and we assume no obligation to revise or supplement this opinion should such facts change or should such laws or regulations be changed by legislative or regulatory action, judicial decision or otherwise, notwithstanding that such changes may affect the legal analysis or conclusions contained herein.

Very truly yours,
                               EXHIBIT A

                  IMC GLOBAL INC.

            OPINION BACK-UP CERTIFICATE


To:   Sidley & Austin

      I, J. Bradford James, do hereby certify that I am a duly elected, qualified and acting Chief Financial Officer of IMC Global Inc., a Delaware corporation (the "Company").

      In connection with the opinions that you have been asked to render in connection with the "Credit Agreement" (as defined below), Morgan Guaranty Trust Company of New York, as Senior Managing Agent, and to Royal Bank of Canada, as Documentation Agent, and to The Chase Manhattan Bank and NationsBank, N.A., as Co-Syndication Agents, and to Bank of Montreal, as Administrative Agent, and to J.P. Morgan Securities Inc., as Arranger, and to NationsBanc Montgomery Securities, Inc., Royal Bank of Canada and Harris Trust and Savings Bank as Co-Arrangers under that certain 364-Day Credit Agreement, dated as of April 1, 1998 (the "Credit Agreement"), among the Company, as borrower, the Banks, Managing Agents and Co-Agents parties thereto (the "Banks"), Royal Bank of Canada as Documentation Agent, The Chase Manhattan Bank and NationsBank, N.A., as Co-Syndication Agents, Bank of Montreal, as Administrative Agent, and Morgan Guaranty Trust Company of New York, as Senior Managing Agent and the transactions contemplated thereby (together with the other documents, instruments and agreements executed in connection therewith, the "Credit Documents") on the date hereof, I further certify as follows, to the best of my knowledge and belief after due inquiry:

      1          Set forth on Annex 1 hereto is a true and complete list
of all of the (a) indentures, loan agreements, instruments, mortgages and (b) other contracts, leases or other agreements and permits to which the Company is a party or by which any of its assets are bound that are material to the Company which are in effect as of the date hereof (collectively, "Material Contracts");

      2          The copies of the aforesaid Material Contracts with
which you have been provided are, to the best of my knowledge and belief, true, correct and complete copies as amended or modified through the date hereof;

      3          There are no actions, suits, proceedings,
investigations and arbitrations before any court, governmental or regulatory body or arbitrator to which the Company is a party or by which any of its assets may be bound (a) that are material to the Company or which seek to challenge the validity or enforceability of any of the Credit Documents (collectively, "Material Proceedings") and (b) that are pending on the date hereof; and

      4          There are no Material Proceedings threatened against
the Company on the date hereof, and there are no judgments entered in any jurisdiction against the Company which have not been satisfied in full as of the date hereof.
      IN WITNESS WHEREOF, I have hereunto set my hand as of the ____ day of __________ __, 1998.



IMC GLOBAL INC.

By:
                          J. Bradford James
                          Senior Vice President and
                              Chief Financial Officer
                          Annex 1

                     Material Contracts


                           [TO BE COMPLETED]
                               EXHIBIT B




Filings and clearance under the Hart-Scott-Rodino Act

Filings with the Securities and Exchange Commission

Approvals of the Boards of Directors of various parties to transactions contemplated by the Credit Agreement

Approvals of stockholders of the Company and Harris Chemical Group to the Harris Chemical Acquisition

Reaffirmation of ratings by each of Moody's Investors Service, Inc. and Standard & Poor's Ratings Services in respect of the Polk County
Development Authority Industrial Development Revenue Bonds (IMC
Fertilizer, Inc. Project) 1991 Tax-Exempt Series A and the Polk County Development Authority Industrial Development Revenue Bonds (IMC
Fertilizer, Inc. Project) 1992 Tax-Exempt Series A, in each case, guaranteed by the Company
                                                             EXHIBIT E-2

               OPINION OF GENERAL COUNSEL OF THE COMPANY


__________ __, 1998


To each of the Banks parties to the "Credit
Agreements" (as defined below), and to Morgan
Guaranty Trust Company of New York, as
Senior Documentation Agent, and to Royal Bank of
Canada, as Documentation Agent, and to The Chase
Manhattan Bank and NationsBank, N.A., as
Co-Syndication Agents, and to Bank of Montreal, as Administrative Agent


                      IMC Global Inc.

Ladies and Gentlemen:

This opinion is furnished to you pursuant to Section 3.01(b) of that certain 364-Day Credit Agreement, dated as of April 1, 1998 (the "Credit Agreement"), among the Company, as borrower, the Banks, Managing Agents and Co-Agents parties thereto (the "Banks"), Royal Bank of Canada, as Documentation Agent, The Chase Manhattan Bank and NationsBank, N.A., as Co-Syndication Agents, Bank of Montreal, as Administrative Agent, and Morgan Guaranty Trust Company of New York, as Senior Managing Agent, and the transactions contemplated thereby. Capitalized terms used herein and not otherwise defined are used as defined in the Credit Agreement.

I am the General Counsel of the Company and have acted in such capacity in connection with the preparation, execution and delivery of the Credit Agreement, each of the Notes dated as of even date herewith, and the Harris Chemical Acquisition Agreement.

In that connection, I have examined:

(a) counterparts of the Credit Agreement, each of the Notes dated as of even date herewith, and the Harris Chemical Acquisition Agreement, in each case executed by each of the parties thereto; and

(b) the certificates of incorporation and bylaws of the Company as amended through the date hereof.


I have also examined the originals, or copies certified to my satisfaction, of all of the indentures, loan or credit agreements, guarantees, mortgages, security agreements, bonds, notes and other material agreements or instruments (the "Relevant Contracts"), and all of the orders, writs, judgments, injunctions, decrees, determinations and awards of which I am aware, after diligent inquiry, that affect or purport to affect the obligations of the Company under the Credit Agreement or any of the Notes dated as of even date herewith, or the right of the Company to borrow money, to guaranty the obligations of other Borrowers from time to time parties to the Credit Agreement or to consummate the transactions contemplated by the Credit Agreement.

In addition, I have examined the originals, or copies certified to my satisfaction, of such other corporate records of the Company, certificates of public officials and of officers of the Company, and agreements, instruments and other documents, as I have deemed necessary as a basis for the opinions expressed below. As to questions of fact material to such opinions, I have, when relevant facts were not independently established by me, relied upon certificates of public officials.

In my examination of the documents referred to above, I have assumed (i) the due execution and delivery, pursuant to due authorization, of each of the documents referred to above by all parties thereto other than the Company, (ii) the authenticity of all such documents submitted to me as originals and (iii) the conformity to originals of all such documents submitted to me as copies.

I am qualified to practice law in the States of New York and Illinois. This opinion is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal laws of the United States.

Based upon the foregoing and upon such investigation as I have deemed necessary, I am of the following opinion as of the date hereof:

1. The Company (a) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware,
(b) has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted, and (c) is duly qualified to do business and is in good standing in every state where it owns or leases real property, or in which the conduct of its business requires it to so qualify or be licensed, except where the failure to so qualify or be licensed could not be reasonably expected to have a Material Adverse Effect.

2. The execution, delivery and performance by the Company of each of the Harris Chemical Acquisition Agreement and the Credit Agreement and each of the Notes dated as of even date herewith, and the consummation of the transactions contemplated by the Harris Chemical Acquisition Agreement and the Credit Agreement, are within the Company's corporate powers, have been duly authorized by all necessary corporate action, and do not (a) contravene the Company's charter or by-laws or (b) violate any law, rule, or regulation of the State of New York or Federal law of the United States, or any order, writ, judgment, injunction, decree, determination or award binding on or affecting or any of its properties or (c) conflict with or result in the breach of, or constitute a default under, any Relevant Contracts binding on or affecting the Company or any of its properties or (d) result in or require the creation or imposition of any Lien upon or with respect to any of the properties of the Company or any of its Subsidiaries.

3. No authorization, approval, or other action by, and no notice to or filing with, any governmental authority or regulatory body or any third party is required for (a) the due execution, delivery and performance (i) by the Company of the Harris Chemical Acquisition Agreement or for the consummation of the transactions contemplated thereby, or (ii) by the Company of the Credit Agreement and each of the Notes dated as of even date herewith, or for the consummation of the transactions contemplated thereby or (b) the exercise by any Agent or any Bank of its rights under the Credit Agreement and under each of the Notes dated as of even date herewith, other than, in the case of this numbered paragraph 3, the authorizations, approvals, actions, notices and filings listed on Exhibit A.

4. The Credit Agreement and each of the Notes dated as of even date herewith have been duly executed and delivered by the Company.

5. To the best of my knowledge, there is no action, suit, investigation, litigation or proceed pending or overtly threatened affecting the Company before any court, governmental agency or arbitrator that (a) purports to affect the legality, validity, binding effect or enforceability of the Harris Chemical Acquisition Agreement or the Credit Agreement or the Notes dated as of even date herewith or the consummation of the transactions contemplated by the Harris Chemical Acquisition Agreement or the Credit Agreement or (b) could reasonably be expected to have a Material Adverse Effect.

6. The provisions of the Credit Agreement and the Company's Notes (without regard for any provision thereof limiting the payment of interest or any other sums thereunder to the highest rate permitted by applicable law) and the Notes dated as of even date herewith do not violate any applicable law of the State of New York relating to usury.

7. Neither the Company nor any Subsidiary of the Company is an "investment company," or any "affiliated person" of, or a "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended.

The opinions expressed herein are being delivered to you as of the date hereof and are solely for your benefit in connection with the transactions contemplated in the Credit Agreement and may not be relied on in any manner or for any purpose by any other person, nor any copies published, communicated or otherwise made available in whole or in part to any other person or entity without my express prior written consent, except that you may furnish copies thereof to any party that becomes a Bank after the date hereof pursuant to the Credit Agreement. I do not express any opinion, either implicitly or otherwise, on any issue not expressly addressed in this opinion. The opinions expressed above are based solely on facts, laws and regulations in effect on the date hereof, and I assume no obligation to revise or supplement this opinion should such facts change or should such laws or regulations be changed by legislative or regulatory action, judicial decision or otherwise, notwithstanding that such changes may affect the legal analysis or conclusions contained herein.



Very truly yours,

Marschall I. Smith
EXHIBIT A




Filings and clearance under the Hart-Scott-Rodino Act

Filings with the Securities and Exchange Commission

Approvals of the Boards of Directors of various parties to transactions contemplated by the Credit Agreements

Approvals of stockholders of the Company to the Harris Chemical
Transaction

Reaffirmation of ratings by each of Moody's Investors Service, Inc. and Standard & Poor's Ratings Services in respect of the Polk County
Development Authority Industrial Development Revenue Bonds (IMC
Fertilizer, Inc. Project) 1991 Tax-Exempt Series A and the Polk County Development Authority Industrial Development Revenue Bonds (IMC
Fertilizer, Inc. Project) 1992 Tax-Exempt Series A, in each case, guaranteed by the Company
                                               EXHIBIT F


                     OPINION OF
       DAVIS POLK & WARDWELL, SPECIAL COUNSEL
           FOR THE SENIOR MANAGING AGENT

                                        [Effective Date]

To the Banks, the Documentation Agent,
  the Co-Syndication Agents, the
  Administrative Agent
  and the Senior Managing Agent
  Referred to Below
c/o Morgan Guaranty Trust Company of New York,
as Senior Managing Agent
60 Wall Street
New York, New York  10260

Dear Sirs:

     We have participated in the preparation of the 364-Day Credit Agreement (the "Credit Agreement") dated as of April 1, 1998 among IMC Global Inc., a Delaware corporation (the "Company"), the Banks, Managing Agents and Co-Agents from time to time parties thereto, Royal Bank of Canada, as Documentation Agent, The Chase Manhattan Bank and NationsBank, N.A., as Co-Syndication Agents, Bank of Montreal, as Administrative Agent, and Morgan Guaranty Trust Company of New York, as Senior Managing Agent (the "Senior Managing Agent"), and have acted as special counsel for the Senior Managing Agent for the purpose of rendering this opinion pursuant to Section 3.01(c) of the Credit Agreement. Terms defined in the Credit Agreement are used herein as therein defined.

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as we have deemed necessary or advisable for purposes of this opinion.

     Upon the basis of the foregoing, we are of the opinion that:

 1. The execution, delivery and performance by the Company of the Credit Agreement and its Notes are within the Company's corporate powers and have been duly authorized by all necessary corporate action.

 2. The Credit Agreement constitutes a valid and binding agreement of the Company and its Notes, if and when issued, constitute valid and binding obligations of the Company, in each case enforceable in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and by general principles of equity.
     In giving the foregoing opinion, we express no opinion as to the effect (if any) of any law of any jurisdiction (except the State of New
York) in which any Bank is located which limits the rate of interest that such Bank may charge or collect.

     This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by, or furnished to, any other person, firm or corporation without our prior written consent.

                         Very truly yours,
                                               EXHIBIT G


        ASSIGNMENT AND ASSUMPTION AGREEMENT

     AGREEMENT dated as of _________, ____ among [ASSIGNOR] (the
"Assignor"), [ASSIGNEE] (the "Assignee"), IMC GLOBAL INC. (the
"Company") and MORGAN GUARANTY TRUST COMPANY OF NEW YORK, as Senior Managing Agent (the "Senior Managing Agent").

                W I T N E S S E T H

     WHEREAS, this Assignment and Assumption Agreement (the "Agreement") relates to the 364-Day Credit Agreement dated as of April 1, 1998, among the Company, the Assignor and the other Banks, Managing Agents and Co-Agents parties thereto, Royal Bank of Canada, as Documentation Agent, The Chase Manhattan Bank and NationsBank, N.A., as Co-Syndication Agents, and Morgan Guaranty Trust Company of New York, as Senior Managing Agent (the "Credit Agreement");

     WHEREAS, as provided under the Credit Agreement, the Assignor has a Commitment to make Loans to the Borrowers in an aggregate principal amount at any time outstanding not to exceed $__________;

     WHEREAS, Committed Loans made to the Borrowers by the Assignor under the Credit Agreement in the aggregate principal amount of $__________ are outstanding at the date hereof; and

     WHEREAS, the Assignor proposes to assign to the Assignee all of the rights of the Assignor under the Credit Agreement in respect of a portion of its Commitment thereunder in an amount equal to $__________ (the "Assigned Amount"), together with a corresponding portion of its outstanding Committed Loans, and the Assignee proposes to accept assignment of such rights and assume the corresponding obligations from the Assignor on such terms;(1)

     NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

     Section 1. Definitions. All capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Credit Agreement.

     Section 2. Assignment. The Assignor hereby assigns and sells to the Assignee all of the rights of the Assignor under the Credit Agreement to the extent of the Assigned Amount, and the Assignee hereby accepts such assignment from the Assignor and assumes all of the obligations of the Assignor under the Credit Agreement to the extent of the Assigned Amount, including the purchase from the Assignor of the corresponding portion of the principal amount of the Committed Loans made by the Assignor outstanding at the date hereof. Upon the execution and delivery hereof by the Assignor, the Assignee, the Company and the Senior Managing Agent, the payment of the amounts specified in Section 3 required to be paid on the date hereof (i) the Assignee shall, as of the date hereof, succeed to the rights and be obligated to perform the obligations of a Bank under the Credit Agreement with a Commitment in an amount equal to the Assigned Amount (in addition to any Commitment theretofore held by the Assignee), and
(ii) the Commitment of the Assignor shall, as of the date hereof, be reduced by a like amount and the Assignor released from its obligations under the Credit Agreement to the extent such obligations have been assumed by the Assignee. The assignment provided for herein shall be without recourse to the Assignor.

     Section 3. Payments. As consideration for the assignment and sale contemplated in Section 2 hereof, the Assignee shall pay to the Assignor on the date hereof in Federal funds the amount heretofore agreed between them.(2) It is understood that facility fees accrued to the date hereof in respect of the Assigned Amount are for the account of the Assignor and such fees accruing from and including the date hereof are for the account of the Assignee. Each of the Assignor and the Assignee hereby agrees that if it receives any amount under the Credit Agreement which is for the account of the other party hereto, it shall receive the same for the account of such other party to the extent of such other party's interest therein and shall promptly pay the same to such other party.

     Section 4. Consent to Assignment. This Agreement is conditioned upon the consent of the Company and the Senior Managing Agent pursuant to Section 11.06(c) of the Credit Agreement. The execution of this Agreement by the Company and the Senior Managing Agent is evidence of this consent. Pursuant to Section 11.06(c), each Borrower shall execute and deliver a Note, if required by the Assignee, payable to the order of the Assignee to evidence the assignment and assumption provided for herein.

     Section 5. Non-reliance on Assignor. The Assignor makes no representation or warranty in connection with, and shall have no responsibility with respect to, the solvency, financial condition, or statements of any Borrower, or the validity and enforceability of the obligations of any Borrower in respect of the Credit Agreement or any Note. The Assignee acknowledges that it has, independently and without reliance on the Assignor, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and will continue to be responsible for making its own independent appraisal of the business, affairs and financial condition of the Borrowers.

     Section 6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

     Section 7. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

     Section 8.  Administrative Questionnaire.  Attached is an
Administrative Questionnaire duly completed by the Assignee.

---------------------------------
(2) Amount should combine principal together with accrued interest and breakage compensation, if any, to be paid by the Assignee. It may be preferable in an appropriate case to specify these amounts generically or by formula rather than as a fixed sum.




     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.



                      [ASSIGNOR]


                      By
                    Title:



                      [ASSIGNEE]


                      By
                    Title:



                      IMC GLOBAL INC.


                      By
                    Title:



                     MORGAN GUARANTY TRUST COMPANY OF
                            NEW YORK, as Senior Managing Agent



                     By
                    Title:










                                              EXHIBIT H


              FORM OF ELECTION TO PARTICIPATE

                                         [Date]

Morgan Guaranty Trust Company of New York, as Senior Managing Agent for the Banks parties to the 364-Day Credit
Agreement dated as of April 1, 1998
among IMC Global Inc., the Banks, Managing
Agents and Co-Agents parties thereto,
Royal Bank of Canada, as Documentation Agent,
The Chase Manhattan Bank and NationsBank, N.A., as Co-Syndication Agents, Bank of Montreal, as Administrative Agent, and
Morgan Guaranty Trust Company
of New York, as Senior Managing Agent
(the "Credit Agreement").

Dear Sirs:

Reference is made to the Credit Agreement described above. Terms not defined herein which are defined in the Credit Agreement shall have for the purposes hereof the meaning provided therein.
The undersigned, [name of Eligible Subsidiary], a [jurisdiction of incorporation] corporation, hereby elects to be an Eligible Subsidiary for purposes of the Credit Agreement, effective from the date hereof until an Election to Terminate shall have been delivered on behalf of the undersigned in accordance with the Credit Agreement. The undersigned confirms that the representations and warranties set forth in Article 9 of the Credit Agreement are true and correct as to the undersigned as of the date hereof, and the undersigned hereby agrees to perform all the obligations of a Borrower under, and to be bound in all respects by the terms of, the Credit Agreement, including without limitation Sections 8.03 and 11.03 thereof, as if the undersigned were a signatory party thereto.
[Tax disclosure pursuant to Section 9.04]
This instrument shall be construed in accordance with and governed by the laws of the State of New York.

                      Very truly yours,

                      [NAME OF ELIGIBLE SUBSIDIARY]


                     By____________________________
                     Title:

The undersigned hereby confirms that [name of Eligible Subsidiary] is an Eligible Subsidiary for purposes of the Credit Agreement described above.
IMC GLOBAL INC.


                     By____________________________
                     Title:

Receipt of the above Election to Participate is hereby acknowledged on and as of the date set forth above.
                      MORGAN GUARANTY TRUST COMPANY,
                          OF NEW YORK, as Senior Managing Agent


                      By____________________________
                              Title:
                                               EXHIBIT I


           FORM OF ELECTION TO TERMINATE

                                              [Date]

Morgan Guaranty Trust Company of New York, as Senior Managing Agent for the Banks parties to the 364-Day Credit
  Agreement dated as of April 1, 1998
  among IMC Global Inc., the Banks, Managing
  Agents and Co-Agents parties thereto,
  Royal Bank of Canada, as Documentation Agent,
  The Chase Manhattan Bank and NationsBank, N.A., as Co-Syndication Agents, Bank of Montreal, as Administrative Agent, and
  Morgan Guaranty Trust Company
  of New York, as Senior Managing Agent
  (the "Credit Agreement").

Dear Sirs:

Reference is made to the Credit Agreement described above. Terms not defined herein which are defined in the Credit Agreement shall have for the purposes hereof the meaning provided therein.
The undersigned, [name of Eligible Subsidiary], a [jurisdiction of incorporation] corporation, hereby elects to terminate its status as an Eligible Subsidiary for purposes of the Credit Agreement, effective as of the date hereof. The undersigned hereby represents and warrants that all principal and interest on all Loans to the undersigned and all other amounts payable by the undersigned pursuant to the Credit Agreement have been paid in full on or prior to the date hereof. Notwithstanding the foregoing, this Election to Terminate shall not affect any obligation of the undersigned under the Credit Agreement or under any Note heretofore incurred.
This instrument shall be construed in accordance with and governed by the laws of the State of New York.
Very truly yours,

[NAME OF ELIGIBLE SUBSIDIARY]


By_______________________
Title:

The undersigned hereby confirms that the status of [name of Eligible Subsidiary] as an Eligible Subsidiary for purposes of the Credit
Agreement described above is terminated as of the date hereof.
IMC GLOBAL INC.


By_________________________
Title:


Receipt of the above Election to Terminate is hereby acknowledged on and as of the date set forth above.
                      MORGAN GUARANTY TRUST COMPANY,
                          OF NEW YORK, as Senior Managing Agent


                      By____________________________
                              Title:
                                                              EXHIBIT J

   Matters to be covered in the Opinions of Counsel for the Eligible
Subsidiaries


1. The Borrower is a [legal entity] duly organized, validly existing and in good standing under the laws of [jurisdiction of organization].

2. The execution and delivery by the Borrower of its Election to Participate and its Notes and the performance by the Borrower of the Credit Agreement and its Notes are within the Borrower's legal powers, have been duly authorized by all necessary legal action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the [organizational documents] of the Borrower or of any agreement, judgment, injunction, order, decree or other instrument known to such counsel to be binding upon the Borrower or the Company or any of its Subsidiaries or result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries pursuant to any of the foregoing.

3. The Borrower's Election to Participate has been duly executed and delivered and the Credit Agreement constitutes a valid and binding agreement of the Borrower and each of its Notes has been duly executed and delivered and constitutes a valid and binding obligation of the Borrower, in each case enforceable in accordance with its terms except as the same may be limited by bankruptcy, insolvency and other similar laws affecting creditors' rights generally and by general principles of equity.

4. Except as disclosed in the Borrower's Election to Participate, there are no Taxes or Other Taxes of [jurisdiction of organization and, if different, principal place of business], or any taxing authority thereof or therein, which is imposed on any payment to be made by the Borrower pursuant to the Credit Agreement or its Notes, or imposed on or by virtue of the execution, delivery or enforcement of its Election to Participate, the Credit Agreement or its Notes.]


                                                              EXHIBIT K

                      FORM OF NOTICE OF BORROWING

                                            Date ___________

Morgan Guaranty Trust Company of New York, as Senior Managing Agent under the Credit Agreement referred to below

Ladies and Gentlemen:

     The undersigned (the "Borrower") refers to the 364-Day Credit Agreement dated as of April 1, 1998 (as the same may be amended from time to time, the "Credit Agreement") among IMC Global Inc., the Banks, Managing Agents and Co-Agents parties thereto, Royal Bank of Canada, as Documentation Agent, The Chase Manhattan Bank and NationsBank, N.A., as Co-Syndication Agents, Bank of Montreal, as Administrative Agent, and Morgan Guaranty Trust Company of New York, as Senior Managing Agent. Capitalized terms used but not defined herein have the meaning assigned to such terms in the Credit Agreement. The Borrower hereby notifies you, pursuant to Section [2.02] [2.03(f)] of the Credit Agreement, of its election to make the following Borrowing:

1.    Amount:                  _________________________________

2.    Type of Borrowing:       _________________________________

3.    Date of Borrowing:       _________________________________

4.    Interest Period for
 Fixed Rate Borrowing:         _________________________________



     The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Borrowing, before and immediately after giving effect thereto and to the application of the proceeds therefrom:

     (a) the aggregate outstanding principal amount of the Loans will not exceed the aggregate amount of the Commitments;

     (b) no Default shall have occurred and be continuing; and

     (c) the representations and warranties (other than the representation and warranty set forth in Section 4.04(b) in the case of a Borrowing which does not result in an increase in the aggregate outstanding principal amount of the Loans) of the Borrower contained in the Credit Agreement shall be true on and as of the date of such Borrowing.


                     [NAME OF BORROWER]

                         By___________________________
                             Name:
                             Title:

                                                              EXHIBIT L

               FORM OF NOTICE OF INTEREST RATE ELECTION

                                                                   Date

Morgan Guaranty Trust Company of New York,
      as Senior Managing Agent under the Credit Agreement referred to below

Ladies and Gentlemen:

     The undersigned (the "Borrower") refers to the 364-Day Credit Agreement dated as of April 1, 1998 (as the same may be amended from time to time, the "Credit Agreement"), among IMC Global Inc., the Banks, Managing Agents and Co-Agents parties thereto, Royal Bank of Canada, as Documentation Agent, The Chase Manhattan Bank and NationsBank, N.A., as Co-Syndication Agents, Bank of Montreal, as Administrative Agent, and Morgan Guaranty Trust Company of New York, as Senior Managing Agent. Capitalized terms used but not defined herein have the meaning assigned to such terms in the Credit Agreement. The Borrower hereby notifies you, pursuant to Section 2.10(a) of the Credit Agreement, of the following interest rate election:

1.    Group of Loans (or portion
 thereof) to which election
 applies

2.    Effective date of election

3.    New type of Loans [if
     Loans are to be converted]

4.    Duration of next succeeding
      Interest Period [if Loans are
     converted to Euro-Dollar Loans]

5.    Additional Interest Period [if
     Loans are continued as Euro-Dollar
     Loans]




                                   [NAME OF BORROWER]


                                   By___________________________
                                       Name:
                                       Title: